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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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(RULE 14a-101)
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Kraton Corporation

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Q&A with Our Director and CEO, Kevin M. Fogarty
What is Kraton Corporation’s vision?
Our vision is to be an admired Fortune 500 specialty chemical company creating exceptional value for our stockholders, our customers and our employees. It’s a vision that inextricably links profit and purpose. We endeavor to continuously gain admiration from our customers and suppliers, our employees, our communities and our stockholders while we pursue our strategy for long-term growth.
How is Kraton’s vision embraced by the Board of Directors?
The Board exercises appropriate oversight over, among other areas, corporate strategy, financial matters, compensation practices, governance, cybersecurity, and human capital management to ensure that we remain on track to fulfill our vision. Additionally, in 2018, the Nominating, Governance and Sustainability Committee of our Board formally assumed oversight of our Sustainability initiatives. For more information on Sustainability at Kraton, please read "Corporate Governance — Sustainability" and our 2018 Sustainability Report available at www.kraton.com.
In addition to oversight, our Board embraces our vision directly through its diversity and dedication to Board refreshment. Board members assess and identify the skills, competencies, diversity and experiences required to enable the Board to operate effectively. In 2018, Kraton welcomed Billie Williamson to the Board, making her the fourth female member. Billie further complements the Board through her leadership experience, financial acumen and risk management knowledge.

Kraton’s vision considers its employees. What was Kraton’s approach to human capital management in 2018?
We are operating in a talent constrained world and therefore have integrated human capital management into our corporate strategy. Kraton is addressing, among other things, employee development and purpose, health and safety, and community outreach through our Employee Value Proposition (EVP). Our EVP was rolled out globally in 2018 and provides a framework for employees to answer the question, “Why work at Kraton?” As part of the EVP, we initially focused on cohesive leadership programs to build trust throughout the organization and build alignment between purpose and profits. Additionally, we provided workplace fairness training to 97% of our employees in 2018. On behalf of the Board and management, I am excited about the benefits our EVP will bring to our employees as it develops.

Kraton's vision touches on making a positive difference in local communities. What steps did Kraton take in 2018 in that regard?
A critical part of our EVP is to maximize our positive impact in the communities in which we operate. In 2018 we developed a community relations strategy premised on three principles: to be leaders in our communities; to be a partner in education; and to give back to our communities. In the inaugural year of this strategy, our employees contributed 1,748 of volunteer hours to local communities. It is noteworthy that, when Hurricane Michael devastated Panama City, Florida, in 2018, Kraton employees provided food, clothing and generators to their colleagues in that community. Our employees raised more than $125,000 to help their colleagues and their families, several of whom experienced the total loss of their homes. This event is one of many that shows how we strive to truly make a positive difference in our communities.
When and where is the 2019 Annual General Meeting of Stockholders?
The Annual General Meeting of Stockholders of Kraton Corporation will be held on Wednesday, May 22, 2019 at 1:00 p.m., central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032. Please review the Notice of Annual General Meeting of Stockholders and Proxy Statement that follows and vote by internet, phone or mail as soon as possible.

KRATON CORPORATION
15710 John F. Kennedy Boulevard, Suite 300
Houston, Texas 77032

NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS
To be held May 22, 2019, at 1:00 p.m., central time

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Stockholders of Kraton Corporation (the “Annual Meeting”) will be held on Wednesday, May 22, 2019, at 1:00 p.m., central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032 for the following purposes:

1.	To elect three Class I directors, each to serve for a three-year term and until a successor is duly elected and qualified;

2.	To conduct an advisory vote to approve the compensation of our named executive officers;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2019 fiscal year; and

4.	To transact other business that may properly come before the meeting and any postponement or adjournment of the meeting.
Our board of directors fixed the close of business on March 25, 2019 as the record date for determining our stockholders who are entitled to notice of, and to vote at, the Annual Meeting. A list of such stockholders will be open to examination by any stockholder at the Annual Meeting and for a period of ten days prior to the Annual Meeting during ordinary business hours at our executive offices located at 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032.
On or about April 11, 2019, we plan to commence mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (our “2018 Annual Report”) via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. Our 2018 Annual Report, Notice of Internet Availability of Proxy Materials and proxy card are also first being made available online on or about April 11, 2019.

HOUSTON, TEXAS	By Order of the Board of Directors of Kraton Corporation,

/s/ JAMES L. SIMMONS
James L. Simmons,
Senior Vice President, General Counsel and Secretary
April 11, 2019

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY TELEPHONE, OVER THE INTERNET OR BY MARKING, SIGNING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD AS SOON AS POSSIBLE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

TABLE OF CONTENTS

Proxy Statement Summary	1
Annual Meeting Information	1
Proposals and Voting Recommendations	1
Director Nominees	1
Corporate Governance Highlights	2
Executive Compensation Highlights	3
Business and Strategic Highlights	5
Questions and Answers About the Meeting and Voting	6
Proposal 1 – Election of Class I Directors	9
Nominees for Election as Class I Directors: Term Expiring 2022	10
Incumbent Class II Directors: Term Expiring 2020	11
Incumbent Class III Directors: Term Expiring 2021	13
Our Executive Officers	15
Corporate Governance	17
Our Board of Directors	17
Meetings of the Board	18
Communications with the Board	18
Committees of the Board	18
Primary Responsibilities of each Committee	19
Role in Risk Oversight	20
Leadership Structure	21
Governance Policies	21
Board and Committee Effectiveness	22
Board Selection and Refreshment	23
Director Resignation Policy	24
Involvement in Certain Legal Proceedings	24
Compensation Committee Interlocks and Insider Participation	25
Certain Relationships and Related Party Transactions	25
Independence of the Board	25
Sustainability	26
Stock Ownership Information	27
Holdings of Major Stockholders	27
Holdings of Officers and Directors	28
Section 16(a) Beneficial Ownership Reporting Compliance	28
Compensation Discussion and Analysis	29
Principal Components of Compensation	30
Business Performance	31
Stockholder Engagement	33
Roles in Determining Executive Compensation	34
Selecting Performance Metrics and Setting Associated Goals	36
Principles and Philosophy of the Compensation Program	38
Compensation Decisions and Results	42
Other Compensation for our NEOs	49
Other Compensation Policies	50
Compensation Committee Report	53
Named Executive Officer Compensation Tables	54
Summary Compensation Table	54
Pay Ratio	55

Equity Compensation Plan Information	56
Grants of Plan-Based Awards	56
Outstanding Equity Awards at 2018 Fiscal Year-End	57
Option Exercises and Stock Vested	58
Pension Benefits	58
Nonqualified Deferred Compensation	59
Termination and Change in Control Payments	60
Director Compensation	64
Components of Non-Management Director Compensation	64
Director Compensation for Fiscal 2018	64
Changes to Non-Management Director Compensation in Fiscal 2019	65
Proposal 2 – Advisory Vote to Approve the Compensation of our Named Executive Officers	66
Audit Committee Report	67
Primary Responsibilities	67
Oversight of Independent Registered Public Accounting Firm	67
2018 Audited Financial Statements	68
Proposal 3 – Ratification of the Appointment of our Independent Registered Public Accounting Firm	69
Fees Paid to Independent Registered Public Accounting Firm	69
Audit Committee Pre-Approval Policies and Procedures	70
Stockholder Proposals and Nominations for our 2019 Annual Meeting	71
Inclusion of Proposal in Our Proxy Statement and Proxy Card under the SEC's Rules	71
Bylaw Requirements for Stockholder Submission of Nominations and Proposals	71
Additional Information	72
Incorporation by Reference	72
Annual Report on Form 10-K	72
Delivery of Documents to Stockholders Sharing an Address	72
Proxy Card
Annex A – Non-GAAP Reconciliations

PROXY STATEMENT SUMMARY

This summary contains highlights of important information you will find elsewhere in our proxy statement and is qualified in its entirety by the full proxy statement. This summary does not contain all of the information you should consider before voting. Please read the entire proxy statement before voting. We refer to our website throughout this proxy statement; however, no information on our website or any other website is incorporated by reference into or otherwise made a part of this proxy statement.
References in this proxy statement to (1) “we,” “us,” “our,” or the “Company” refer to Kraton Corporation and, as the context requires, our direct and indirect subsidiaries, (2) "Board" refer to the board of directors of Kraton Corporation, (3) "NEO" refer to named executive officer, (4) "other NEOs" refer to our named executive officers, excluding our CEO, as a group, and (5) "Compensation Committee," "Audit Committee" or "NGS Committee" refer to the compensation committee, audit committee or nominating, governance and sustainability committee, respectively, of the Board.
Annual Meeting Information

WHEN? May 22, 2019 1:00pm, central	WHERE? The Sheraton North Houston 15700 John F. Kennedy Blvd. Houston, Texas 77032	WHO? Stockholders of record on March 25, 2019. Materials will be first made available online on April 11, 2019
Proposals and Voting Recommendations

Proposals		Board of Directors' Recommendation	Page
Item No. 1	Election of Class I Directors	FOR ALL	9
Item No. 2	Advisory Vote to Approve the Compensation of our Named Executive Officers	FOR	66
Item No. 3	Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm	FOR	69
Director Nominees
We ask that you vote for the election of each of our Class I directors. Detailed information about each director can be found in “Proposal 1 — Election of Class I Directors” beginning on page 9.

Name(1)	Age	Director Since	Other Current Public Boards	Committee Membership
Current Position
Mark A. Blinn	57	2017	1	Audit
Retired CEO of Flowserve Corporation
Anna C. Catalano	59	2011	3	Compensation and NGS
Retired Group Vice President, Global Marketing of BP plc.
Dan F. Smith (Chairman)	72	2009	3	Compensation and Executive
Retired CEO of Lyondell Chemical Company
________________

(1)
Our Board determined that each director nominee is independent for purposes of applicable New York Stock Exchange ("NYSE") listing standards and rules adopted by the U.S. Securities and Exchange Commission ("SEC").

Corporate Governance Highlights

We Have the Right Board at the Right Time for Kraton
Ensuring the Board is composed of directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, professional experience, and backgrounds, and effectively represent the long-term interests of stockholders is a priority of our Board and the NGS Committee. Our director criteria and recruitment initiatives align the Board’s capabilities with the execution of the Company’s long-term strategy developed to enhance stockholder value. Accordingly, in the past two years the Board has added three new directors. These new directors complement our directors’ mix of skills and diversity by bringing key leadership, financial, chemical industry and international expertise to the Board. For a detailed discussion of why we have the right Board for Kraton, see “Proposal 1—Election of Class I Directors” starting on page 9 and "Corporate Governance" starting on page 17.

Composition of our Board
Our governance policies and structure promote thoughtful consideration of business action and appropriate risk taking with the continuing goal of strengthening long-term stockholder value and ensuring sustainable growth. Please read “Corporate Governance,” beginning on page 17, for a description of our program, highlights of which include:

Corporate Governance Highlights
• Resignation Policy for Uncontested Director Elections	• Code of Ethics and Business Conduct for all Directors and Employees
• Fully Independent Board Committees	• Board Orientation and Continuing Education
• Board Risk Oversight	• Independent Board (Excluding our CEO)
• Diverse Board	• Independent Directors Meet without Management
• Board and Committees may Hire Outside Advisors Independently of Management	• Strategy and Risk Oversight by the full Board and Committees
• Commitment to Sustainability and Corporate Social Responsibility	• Robust Stock Ownership Guidelines and Clawback Policy
• Engage in Stockholder Outreach	• Annual Board and Committee Self-evaluations

New Corporate Governance Actions in 2018
✓
As part of our comprehensive refreshment and recruitment process, and emphasizing our commitment to diversity, we added a new director, Ms. Billie I. Williamson, who brings considerable financial, strategy, and risk management expertise to the Board.

✓
Transitioned the Nominating and Corporate Governance Committee to the Nominating, Governance and Sustainability Committee to provide ongoing Board level oversight of the Company's Sustainability initiatives.

✓
Enhanced Proxy Statement disclosure to outline: the Company's strategic framework for driving long-term stockholder value creation; the importance of stockholder engagement; our Board refreshment; our Sustainability initiatives; and the Board's risk oversight responsibilities.

Executive Compensation Highlights
We provide highlights of our executive compensation program below. Please review the sections entitled "Compensation Discussion and Analysis" and "Named Executive Officer Compensation Tables" of this Proxy Statement for a complete understanding of our executive compensation program.

Executive Compensation Actions and Results for 2018
Key 2018 Actions
•
Grants of restricted stock performance units ("PRSUs") in 2018 represented two-thirds of the variable equity compensation mix and have a three-year performance period with 50% tied to relative total stockholder return.
•
Grants of restricted stock awards ("RSAs") had a three-year cliff vest.
•
Increased the stock ownership guidelines for our segment Presidents.
Key 2018 Results
•
Performance under the 2016 grants of PRSUs was 33.5%.
•
Actual performance under our annual cash incentive compensation program in 2018 was 69.3% of target for our NEOs, and, as a result of our Compensation Committee's use of negative discretion, payouts were then reduced by 10% due to Company safety performance.

Principles and Philosophy of the Compensation Program
Our Compensation Committee focuses on (1) a pay-for-performance philosophy, (2) establishing total direct compensation at or near the 50th percentile of our peer group, and (3) granting variable compensation, primarily in the form of long-term equity incentives. These principles are intended to ensure a direct alignment between executive compensation and the creation of long-term stockholder value. Our Compensation Committee’s philosophy and principles are further discussed in the section entitled “Compensation Discussion and Analysis” beginning on page 29.
The tables below depict the targeted amounts for the key compensation elements for our CEO and for our other NEOs for 2018, and highlight our Compensation Committee’s focus on variable compensation tied to specific quantitative performance criteria.

CEO Targeted Direct Compensation	Other NEOs Targeted Direct Compensation

Analysis of Total Direct Targeted Compensation	CEO	Other NEOs
Proportion of pay subject to specific quantitative performance criteria	60%	51%
Proportion of pay at-risk (variable compensation)	81%	65%
Proportion of pay delivered in the form of long-term equity	62%	43%

Adherence to Executive Compensation Best Practices
To mitigate compensation-related risk, drive performance and increase long-term stockholder value, our Compensation Committee is committed to, among other principles, the following executive compensation best practices:

What We Do	What We Don't Do
• Emphasis on Pay-for-Performance	• No Single-Trigger Change in Control Plans
• Stock Ownership and Retention Guidelines	• No Individual Employment Agreements
• Clawback Policy	• No Excise Tax Gross-Ups
• Minimum Vesting Periods for Awards	• No Liberal Share Recycling
• Fungible Share Design	• No Equity Plan Evergreen Provision
• Engagement of Independent Compensation Consultant	• No Tax Gross-Ups for Non-Relocation Based Personal Benefits
• Annual Compensation Risk Assessment	• No Hedging or Pledging

2018 Summary Compensation Snapshot
For additional information on the table below, please see, “Named Executive Officer Compensation Tables — Summary Compensation Table” on page 54.

Name	Salary ($)	Bonus(1) ($)	Stock Awards ($)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Kevin M. Fogarty	981,250	—	3,639,297	623,700	174,450	5,418,697
Christopher H. Russell	275,000	15,600	256,791	124,740	32,487	704,618
Stephen E. Tremblay	493,750	292,500	895,814	218,295	91,813	1,992,172
Holger R. Jung	400,000	—	671,858	149,688	73,943	1,295,489
Marcello C. Boldrini	395,000	—	503,909	149,688	51,839	1,100,436
James L. Simmons	418,750	112,500	503,909	159,044	69,838	1,264,041
________________

(1)
For Messrs. Tremblay and Simmons, payments consisted of the previously disclosed special retention awards, which were granted on February 10, 2016 and vested on January 6, 2018, in recognition of significant contributions made in connection with the acquisition of Arizona Chemical. For Mr. Russell, payment consisted of the previously disclosed cash supplemental award in recognition of the additional responsibilities assumed by him as a result of his appointment as the Company's interim principal financial officer.

Continuing Stockholder Outreach in 2018
At our 2018 Annual General Meeting of Stockholders, approximately 99% of stockholders who cast an advisory vote on our say on pay proposal voted in favor of our executive compensation programs. Throughout 2018, our Compensation Committee continued its outreach efforts to discuss our compensation policies and procedures with our major stockholders. Our Compensation Committee values these discussions and encourages stockholders to provide feedback about our executive compensation programs as described under “Corporate Governance—Communications with the Board ” on page 18. For a more thorough discussion of our stockholder outreach, see “Compensation Discussion and Analysis—Stockholder Engagement” on page 33.

Business and Strategic Highlights
Full-Year 2018 Results Overview
For 2018, the results related to the performance metrics under our incentive compensation plans were as follows:

Debt of $1,567 million	3-Year Relative TSR at the 59th Percentile(2)	Net Income of $67 million

and		and
Consolidated Net Debt of $1,481 million(1)		Adjusted EBITDA of $378 million(1)

_______________
(1)    For a reconciliation of GAAP to non-GAAP financial measures, please refer to “Annex A — Non-GAAP Reconciliations.”

(2)	Based on relative total stockholder return ("TSR") from December 31, 2015 to December 31, 2018 using the 2016 TSR Peer Group.

Our Strategy to Enhance Stockholder Value
Our long-term strategy consists of three pillars: organic growth; capability systems; and portfolio management. Our Board and management believe that execution against these three pillars will enhance long-term stockholder value.
As we continue to pursue our long-term strategic objectives, the Board and management are mindful that current market conditions provide opportunities that benefit our stockholders. In early 2019, we announced initiatives to further enhance stockholder value. The Board initiated a process to review strategic alternatives for its Cariflex™ business and separately announced the authorization of a repurchase program for up to $50 million of the Company's shares. The Board and management believe the strategic pillars outlined above, fortified by the repurchase program authorization and potential sale of the Cariflex business, will ensure the Company is on track to enhance stockholder value.

Sustainability Drives Our Long-Term Value Creation
Our strategy is supported by an active approach to sustainability in our operations, our innovation efforts and product offerings, and our interactions with our stakeholders. We believe sustainability is ultimately a driver of long-term value creation in a resource-constrained world. Sustainability, in its various forms, is at the core of everything we do - from reducing the environmental footprint of our manufacturing facilities and ensuring the safety of our employees and the communities in which we operate to working with our customers to deliver advanced technologies.
For more information on Sustainability at Kraton, please read "Corporate Governance — Sustainability" and our 2018 Sustainability Report available at www.kraton.com.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
Who is making this solicitation of proxies?

This solicitation is made by Kraton Corporation on behalf of its Board. A Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) is first being mailed on or about April 11, 2019 to stockholders of Kraton Corporation. We will bear the cost of this proxy solicitation. We may furnish copies of our proxy solicitation material to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and ordinary course handling charges may be paid for such forwarding service.
Our officers and other management employees, who will receive no additional compensation for their services, may solicit proxies by mail, email, Internet, facsimile, telephone or in person. We have retained Georgeson LLC, 1920 Avenue of the Americas, 9th Floor, New York, NY 10104, to provide services in connection with our 2018 Annual General Meeting of Stockholders (our "Annual Meeting"), including the solicitation of proxies, at an anticipated cost of $8,000, plus reimbursement of out-of-pocket expenses.
Where will the Annual Meeting take place?

The Annual Meeting will be held on Wednesday, May 22, 2019, at 1:00 p.m., central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032.
Who may vote at the Annual Meeting?

All stockholders of record as of the close of business on March 25, 2019, the record date for the Annual Meeting, are entitled to vote at the meeting. Holders of our common stock are entitled to one vote per share. At the close of business on the record date, there were 32,017,674 shares of our common stock outstanding.
Who may attend the Annual Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.
How do I vote?

Because many stockholders cannot attend the Annual Meeting, it is necessary that a large number of stockholders be represented by proxy. You may vote in person or by proxy in one of the following ways:

•	In Person - we will provide a ballot to our stockholders who attend the Annual Meeting and wish to vote in person;

•	In Writing - if you request a paper proxy card, simply complete, sign and date the proxy card, then follow the instructions on the proxy card; or

•
By Telephone or Internet - follow the instructions on the Notice of Internet Availability or proxy card and have the Notice of Internet Availability or proxy card available when you access the Internet website or place your telephone call.

If you hold shares through a brokerage firm, bank or other custodian, you may vote by telephone or the Internet only if the custodian offers that option. Please refer to your proxy card or the information provided by your brokerage firm, bank or other custodian to determine which options are available for voting the proxy. You may receive more than one proxy card, depending on how you hold your shares. You should vote each proxy card provided to you using one of the methods described above.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the SEC, we have decided to use the Internet as the primary means of furnishing proxy materials to our stockholders. Accordingly, on or about April 11, 2019, we will mail the Notice of Internet Availability to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request a printed set of the proxy materials.
If you received the Notice of Internet Availability, then you will not receive a paper copy of the proxy materials unless you request one. We encourage our stockholders to take advantage of the availability of the proxy materials on the Internet to contribute to our sustainability endeavors and to help reduce cost to us associated with the physical printing and mailing of proxy materials.
What am I being asked to vote on, how does the Board recommend that I vote, and what are the standards for determining whether a proposal has been approved?

Proposal		Recommended Vote	Voting Approval Standard(1)	Effect of Abstention	Effect of Broker Non-Vote(3)
1	Election of Class I directors	FOR ALL	More votes “FOR” than “WITHHELD”(2)	No effect	No effect
2	Advisory Vote to Approve the Compensation of our Named Executive Officers	FOR	Majority of the votes cast	No effect	No effect
3	Ratify the Appointment of our Independent Registered Public Accounting Firm	FOR	Majority of the votes cast	No effect	Not applicable

(1)
Shares present in person or by proxy must be at least a majority of the shares entitled to vote to constitute a quorum. “Shares present” includes shares represented in person or by proxy at the Annual Meeting.

(2)
Any director nominee in an uncontested election who receives a greater number of votes “withheld” than votes “for” in such election shall, promptly following the certification of the voting results for such election, tender an offer of resignation for consideration by our NGS Committee. See “Corporate Governance—Director Resignation Policy”.

(3)
A broker non-vote occurs when a broker holding shares for a beneficial owner votes on some matters on the proxy card, but not on others, because the broker does not have instructions from the beneficial owner or discretionary authority (or declines to exercise discretionary authority) with respect to those other matters.

What happens if I do not indicate how I wish to vote on one or more of the proposals?

If you return your signed proxy card but do not indicate how you wish to vote, the persons named as proxies herein will vote your shares “FOR ALL” with respect to the election of our Class I director nominees (Proposal No. 1), “FOR” the resolution to approve, on an advisory basis, the compensation of our named executive officers (Proposal No. 2), and “FOR” the ratification of our appointment of KPMG LLP (Proposal No. 3). We are not aware of any other matters that may come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the proxy holders will vote the proxies according to their judgment.

What happens if I vote by proxy and later change my mind?

If you are the record holder of your shares, you may revoke your proxy by:

•	writing to our Secretary at our principal executive office;

•	delivering a properly executed proxy card dated after the date of the proxy card you want to revoke;

•	voting at a later time, but prior to 11:59 p.m. eastern time on May 21, 2019, by telephone or the Internet; or

•	attending the Annual Meeting and casting your vote in person.
If you are a beneficial owner of your shares, you must contact your brokerage firm, bank or other custodian to revoke any prior voting instructions.
Who are the proxies for the Annual Meeting?

The named proxies for the Annual Meeting, Kevin M. Fogarty and James L. Simmons (or their duly authorized designees), will follow submitted proxy voting instructions. They will vote as the Board recommends as to any submitted proxies that do not direct how to vote on any item, and will vote on any other matters properly presented at the Annual Meeting in their judgment.
What constitutes a quorum?

We need a quorum of stockholders in order to transact business at our Annual Meeting. A quorum is the presence, in person or by proxy, of the holders of record of a majority in voting power of the outstanding shares of common stock entitled to vote at the Annual Meeting. If you have properly voted by proxy, via mail, telephone or the Internet, you will be considered part of the quorum. We will count abstentions, withhold votes and broker non-votes as present for the purpose of establishing a quorum. If a quorum is not present, the chairman or the holders of a majority of the shares of common stock present in person or by proxy at the Annual Meeting may adjourn the meeting, without notice other than an announcement at the meeting, until the required quorum is present.
If my broker holds my shares in “street name,” will my broker automatically vote my shares?

Under the rules of the NYSE, if your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will have discretion to vote your shares on our sole “routine” matter – the ratification of the appointment of our independent registered public accounting firm. Your broker will not have discretion to vote on any of the other proposals, absent direction from you, because they are considered “non-routine” matters. It is therefore very important that you vote your proxy or voting instruction card so that your vote can be counted.
Who will count the votes?

Representatives of Broadridge will tabulate the votes.
What shares are reflected on my proxy card?

The shares listed on your proxy card represent, as of the record date, all the shares of our common stock held in your name, as distinguished from shares held by a broker in “street” name. You should receive a separate voting instruction card from your broker if you hold shares in “street” name.
What is the Company’s contact information for purposes of the proxy solicitation?

You can contact us by mail sent to the attention of the Secretary at our principal executive offices located at 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032. You can call us by dialing 281-504-4700. You can access our proxy materials online at www.proxyvote.com.

PROPOSAL 1
ELECTION OF CLASS I DIRECTORS

Our Board is presently comprised of 10 directors, divided into three classes, designated as Class I, Class II and Class III, each serving staggered three-year terms. With the exception of Kevin M. Fogarty, our President and Chief Executive Officer ("CEO"), all of our directors are independent under the listing standards of the NYSE and SEC rules.

Dan F. Smith (Chairman)	Shelley J. Bausch	Mark A. Blinn	Anna C. Catalano	Kevin M. Fogarty

Dominique Fournier	John J. Gallagher, III	Barry J. Goldstein	Karen A. Twitchell	Billie I. Williamson
The Board has nominated for election Mark A. Blinn, Anna C. Catalano and Dan F. Smith, as Class I directors, to serve until their respective successors are duly elected and qualified at the annual general meeting of stockholders held in 2022 or their earlier death, resignation or removal. Mr. Goldstein announced his retirement from the Board, and each committee of the Board on which he serves, effective upon the termination of his term at the 2019 Annual Meeting. Our Board has approved a reduction in the size of the Board to nine members effective upon Mr. Goldstein's retirement.
Each of Ms. Catalano and Messrs. Blinn and Smith have consented to being named in this proxy statement and to serving as a director if elected at the Annual Meeting. If for any reason, any of Ms. Catalano and Messrs. Blinn and Smith, becomes unable or unwilling to serve at the time of the Annual Meeting, the Board may reduce the size of the Board accordingly, or the persons named as proxies in the proxy will have the authority to vote for substitute nominees. We do not anticipate that any nominee named in the proxy statement will be unable or unwilling to serve.

The Board recommends that stockholders vote “FOR” each of the Company’s named nominees for Class I director.

Set forth below is a brief biography and discussion of the specific experiences, qualifications, attributes or skills of our Class I director nominees and all other members of the Board who will continue in office. For a further discussion of the guidelines and qualifications our NGS Committee considers when considering nominees for our Board, please see “Corporate Governance — Board Selection and Refreshment,” below.

Nominees for Election as Class I Directors: Term Expiring 2022

Mark A. Blinn
Age: 57 Director since: 2017 Board Committee: Audit Independent	Chief Executive Officer of Flowserve Corporation (retired)
Other Current Public Boards Texas Instruments, Inc.

Biography
Mr. Blinn served in various positions at Flowserve Corporation, including as the Chief Executive Officer and President from 2009 to March 2017 and Chief Financial Officer from 2004 to 2009. Prior to Flowserve, Mr. Blinn held senior finance, treasury and planning positions at FedEx Kinko’s Office and Print Services, Inc., Centex Corp., FirstPlus Financial Inc., Electronic Data Systems Corp. and Commercial Capital Funding Inc. Mr. Blinn was formerly an attorney with Smith, Barshop, Stoffer and Millsap, where he represented large financial institutions, foreign corporations and insurance companies in litigation issues.

Skills and Qualifications of Particular Relevance to Kraton
•
Strong corporate finance, public company accounting and financial reporting experience, having served as a Chief Financial Officer
•
Longstanding experience in senior corporate positions, including as Chief Executive Officer, with knowledge of financial management oversight
•
Public company board experience, with knowledge on corporate governance and board function

Anna C. Catalano
Age: 59 Director since: 2011 Board Committees: Compensation, NGS Independent	Group Vice President, Global Marketing of BP plc. (retired)
Other Current Public Boards • FrontDoor, Inc. • HollyFrontier Corporation • Willis Towers Watson

Biography
Ms. Catalano served in various capacities for BP plc, and its predecessor Amoco Corporation, from 1979 until her retirement in 2003, including from 2000 to 2003, as Group Vice President, Global Marketing, for BP plc.

Skills and Qualifications of Particular Relevance to Kraton
•
International experience, having served as President of Amoco Orient Oil Company, lived in Beijing for two years, and is fluent in Mandarin
•
Senior leadership experience, possessing extensive knowledge of marketing and communications
•
Broad public company experience, with a wealth of knowledge on corporate governance, executive compensation and board function

Prior Public Directorships (Last Five Years) Mead Johnson Nutrition Company and Chemtura Corporation

Dan F. Smith
Age: 72 Director since: 2009 Board Committees: Compensation, Executive (Chair) Independent, Chairman of the Board	Chief Executive Officer of Lyondell Chemical Company (retired)
Other Current Public Boards • Orion Engineered Carbons S.A. • Nexeo Solutions, Inc. • Magnolia Oil & Gas Corporation

Biography
Mr. Smith began his career as an engineer with Atlantic Richfield Company in 1968. He was elected President of Lyondell Chemical Company in August 1994 and Chief Executive Officer in December 1996. He was also elected Chief Executive Officer of Equistar Chemicals, LP in December 1997 and Millennium Chemicals Inc. in November 2004, each a wholly-owned subsidiary of Lyondell. Mr. Smith retired from each of these Chief Executive Officer positions in December 2007.

Skills and Qualifications of Particular Relevance to Kraton
•
Industry knowledge with a long and distinguished career in the chemical industry and a degree in chemical engineering
•
Senior leadership with several years of service as the Chief Executive Officer of a major chemical company
•
Sophisticated public company experience having served as Chairman of the board of directors of Lyondell Chemical Company

Prior Public Directorships (Last Five Years) Northern Tier Energy LLC

Incumbent Class II Directors: Term Expiring 2020

Dominique Fournier
Age: 68 Director since: 2012 Board Committees: Executive, Compensation, and NGS (Chair) Independent	Chief Executive Officer and Chairman of Interface Polymer Limited
Other Current Public Boards None

Biography
Mr. Fournier is the interim Chief Executive Officer and Chairman of the board of directors of Interface Polymer Limited. Mr. Fournier was the Chief Executive Officer of Infineum International Limited, a joint venture specialty chemical company between Shell and ExxonMobil, from 2005 until 2011. From 1976 to 2004, he held various manufacturing and marketing positions in ExxonMobil’s chemical businesses as well as senior leadership positions, including AIB Vice President, from 1998 to 2004, and Managing Director – Exxon Chemical France, from 1996 to 1997.

Skills and Qualifications of Particular Relevance to Kraton
•
Knowledge of the industry, including manufacturing, marketing and executive management, and executive level knowledge of the Company and the specialty chemicals business by virtue of commercial relationships
•
International business experience in Asia and knowledge of joint venture operations
•
Brings geographical diversity to the Board, as a French national

John J. Gallagher, III
Age: 55 Director since: 2011 Board Committees: Audit (Chair), NGS Independent	Chief Executive Officer of Stellar CJS Holdings, LLC
Other Current Public Boards None

Biography
Mr. Gallagher is the Chief Executive Officer of Stellar CJS Holdings, LLC, a private investment company. Prior, Mr. Gallagher was the Chief Operating Officer, (MDCS and Fluids) of Milacron LLC, a supplier of plastics processing equipment, technologies and services. From 2005 to 2007, Mr. Gallagher was EVP and Chief Financial Officer of Celanese Corporation and, from 2007 to 2009, was EVP and President, Acetyls of Celanese Asia. From 1995 to 2005, Mr. Gallagher served as an executive at Great Lakes Chemical Corp., UOP, LLC, and AlliedSignal, Inc. From 1986 to 1994, Mr. Gallagher worked at Price Waterhouse, LLP. He is a certified public accountant.

Skills and Qualifications of Particular Relevance to Kraton
•
Significant expertise in corporate finance, public company accounting and financial reporting, including as a chief financial officer
•
Senior leadership, possessing international business experience in Asia
•
Over twenty years of industry knowledge of the chemical business

Prior Public Directorships (Last Five Years) Milacron Holdings Corp.

Billie I. Williamson
Age: 66 Director since: 2018 Board Committee: Audit Independent	Senior Global Client Service Partner of Ernst & Young LLP (retired)
Other Current Public Boards • Pentair plc • Cushman & Wakefield plc

Biography
Ms. Williamson served in various roles at Ernst & Young LLP ("EY") from 1974 to 1993 and 1998 to 2011, most recently as Senior Global Client Service Partner. Ms. Williamson was also EY's Americas Inclusiveness Officer, a member of its Americas Executive Board, which functions as the Board of Directors for EY dealing with strategic and operational matters, and a member of the EY U.S. Executive Board.

Skills and Qualifications of Particular Relevance to Kraton
•
Sophisticated public company experience having served on eight public company boards
•
Broad experience in senior corporate positions with knowledge of financial and strategic oversight
•
Strong corporate finance, public company accounting and financial reporting experience, having served at EY for over 30 years

Prior Public Directorships (Last Five Years) XL Group Ltd., CSRA Inc., Janus Capital Group, ITT Exelis Inc. and Annie’s Incorporated

Incumbent Class III Directors: Term Expiring 2021

Shelley J. Bausch
Age: 53 Director since: 2017 Board Committee: NGS Independent	President of Fluid Technologies at Carlisle Companies, Inc.
Other Current Public Boards None

Biography
Ms. Bausch is the President of Carlisle Fluid Technologies at Carlisle Companies, Incorporated, a diversified, global portfolio of niche brands and businesses with highly engineered products. From 2014 to October 2017, Ms. Bausch served as the Global Vice President, Global Industrial Coatings at PPG Industries, Inc., a global supplier of paints, coatings and specialty materials. Ms. Bausch began her career at Dow Corning Corporation in 1988, and most recently served as its Business Vice President, Finished Products from 2011 to 2014.

Skills and Qualifications of Particular Relevance to Kraton
•
Significant experience in the chemicals industry and with manufacturing operations
•
Broad experience in marketing, commercial operations, strategic planning, and organizational management
•
Senior leadership experience, including internationally

Kevin M. Fogarty
Age: 53 Director since: 2009 Board Committee: Executive	President and Chief Executive Officer of Kraton Corporation
Other Current Public Boards P.H. Glatfelter Company

Biography
Mr. Fogarty was appointed our President and CEO in January 2008. Prior to being appointed President and CEO, Mr. Fogarty served as our Executive Vice President of Global Sales and Marketing from June 2005. Mr. Fogarty joined us from Invista, where he had served as President for Polymer and Resins since May 2004. For the 13 years prior to his most recent position with Invista, Mr. Fogarty held a variety of roles within the Koch Industries, Inc. family of companies, including KoSa. Mr. Fogarty serves on the board of the American Chemistry Council.

Skills and Qualifications of Particular Relevance to Kraton
•
As the CEO of our Company, Mr. Fogarty sets the strategic direction of the Company under the guidance of the Board and provides valuable insight to the Board into the day to day business issues facing our Company
•
Extensive sales, marketing and high-level leadership experience in the chemical industry, including experience in the specialty chemicals business, with broad international business experience

Karen A. Twitchell
Age: 63 Director since: 2009 Board Committee: Compensation (Chair) Audit Independent	Chief Financial Officer of Landmark Aviation (retired)
Other Current Public Boards • Trecora Resources (Chair)

Biography
From 2010 to 2013, Ms. Twitchell served as the Executive Vice President and Chief Financial Officer of Landmark Aviation. From 2001 to 2009, Ms. Twitchell was a Vice President and Treasurer of LyondellBasell Industries and Lyondell Chemical Company. Prior to that, she served as a Vice President and Treasurer of Kaiser Aluminum Corporation and Southdown, Inc. Before joining Southdown, Ms. Twitchell was an investment banker with Credit Suisse First Boston in its corporate finance department.

Skills and Qualifications of Particular Relevance to Kraton
•
Broad experience in financial management and corporate finance, including investment banking, treasury and investor relations
•
Extensive chemical industry experience
•
Longstanding experience in senior corporate positions with knowledge of financial management oversight and enterprise risk management

Prior Public Directorships (Last Five Years) KMG Chemical, Inc.

OUR EXECUTIVE OFFICERS

Our Board elects our officers, and our officers serve until their resignation or termination or until their successors are duly elected and qualified. Mr. Fogarty, our Chief Executive Officer, serves on our Board. For his biography, please refer to "Proposal 1 - Election of Class I Directors — Incumbent Class III Directors: Term Expiring 2021" on page 13.

Kevin M. Fogarty	Marcello C. Boldrini	Heba K. Botros	Melinda S. Conley	J. Fernando C. Haddad

Holger R. Jung	Vijay Mhetar	Suzanne Pesgens	Christopher H. Russell	James L. Simmons
Marcello C. Boldrini. Mr. Boldrini, age 57, our Senior Vice President and Chemical Segment President was appointed in April 2017. Prior to joining Kraton, Mr. Boldrini was the President Asia and President Global Metals and Mining for Houghton International. From October 2014 to July 2015, Mr. Boldrini was an independent management consultant. From 2010 to 2014, Mr. Boldrini held various executive management positions with Momentive, a global specialty chemical company, including most recently, the Executive Vice President and Chief Marketing Officer. Prior to his experience at Momentive, Mr. Boldrini spent over nineteen years at multiple chemical companies including Ashland, Unilever and Quaker Chemical. Mr. Boldrini holds an MS in Chemistry from the University of Milan, Italy and an M.B.A. from Bocconi University in Italy.
Heba K. Botros. Ms. Botros, age 49, our Vice President, Corporate Development and Strategy, was appointed in December 2016.  Ms. Botros joined us from Celgard LLC, a Polypore Company, where she held a number of positions from 2007 through 2016, including most recently as Vice President of Global Sales and Marketing.  Prior to her employment at Celgard, Ms. Botros was employed by General Electric Company, Advanced Materials Division, and Altria Group.  Ms. Botros holds an M.B.A., Strategic Management Focus, and a BS in Accounting & Marketing, each from the University of Wisconsin - Milwaukee. Ms. Botros is also Six-Sigma Green Belt certified and is a Certified Public Accountant.
Melinda S. Conley. Ms. Conley, age 53, our Senior Vice President and Chief Human Resources Officer, was appointed as our principal human resources officer in May 2012. Prior to joining us, from 2006 to 2011, Ms. Conley served in various capacities; including as Vice President, Total Rewards and as Vice President, Human Resources for Dean Foods Company. Ms. Conley previously held multiple human resources positions within the United States and England, with increasing responsibility, at companies including Capital One Financial Corporation, Monsanto Corporation, AlliedSignal, and Ford Motor Company. In addition, she practiced litigation at the firm of Figari & Davenport. Ms. Conley earned a B.A. in Speech Communication and an M.A. from the School of Labor and Employment Relations at the University of Illinois at Urbana-Champaign, and received her J.D. from Southern Methodist University.

J. Fernando C. Haddad. Mr. Haddad, age 55, our Senior Vice President, Global Operations was appointed in April 2015. He is responsible for our global manufacturing, supply planning, and environmental, safety, & health. Prior to joining us, Mr. Haddad worked as the Global Manufacturing & Supply Chain Director for UOP, a Honeywell Company, from 2013 to 2014. Prior to Honeywell, he spent 19 years with Dow Corning, where he held increasingly more senior manufacturing and supply chain leadership positions, including Global Operations Director for the Silicon Metal Business from 2009 to 2013. Mr. Haddad holds a Bachelor of Science degree in Chemical Engineering from the State University of Campinas (Brazil) and an M.B.A. from Faculdade Getulio Vargas (Brazil).
Holger R. Jung. Dr. Jung, age 56, our Senior Vice President and Polymer Segment President, is responsible for all sales, marketing and market development activities for our Polymer segment. Dr. Jung joined us from Invista, a Koch Industries subsidiary, where he held a number of positions of increasing responsibility, serving most recently since 2008 as Vice President of Invista’s North American Polyester & Intermediates business, overseeing the successful sale of that business to Indorama in 2011. Dr. Jung commenced his employment with Hoechst AG in 1990 prior to the sale of Hoechst’s polyester businesses to Koch in 1998, in positions including research and development chemist, technical service manager, and positions with oversight for quality management, strategic planning, and for the marketing and sales functions of KoSa’s European Polyester Specialty Polymer Business. Dr. Jung holds a Ph.D. in polymer chemistry from the University of Marburg in Germany.
Vijay Mhetar. Dr. Mhetar, age 48, our Senior Vice President, Chief Technology Officer, was appointed in January 2017.  Dr. Mhetar is responsible for global research & development and technical service activities as well as implementation of our company-wide innovation strategy. Dr. Mhetar joined us from General Cable Corporation, a wire and cable manufacturer, where he held a number of positions from 2008 through 2017, including most recently as Senior Vice President - Global Technology.  Prior to his employment at General Cable, Dr. Mhetar was employed by General Electric Company, Plastics as their Global Technology Manager.  Dr. Mhetar holds a Ph.D., Chemical Engineering from Texas A&M University and a Masters in Technology from the Indian Institute of Technology in Bombay, India. Dr. Mhetar is also Six-Sigma Black Belt certified.
Suzanne Pesgens. Ms. Pesgens, age 48, our Vice President and Chief Procurement Officer, was appointed in January 2016. Ms. Pesgens joined us from Arizona Chemical Company, LLC where she was the Director of Global Procurement since 2010. Prior to Arizona Chemical Company, LLC, she held a variety of roles from 1993 to 2010 in technology, procurement and marketing at a joint venture between Akzo Nobel and Monsanto Corporation (now Eastman Chemical Company). Ms. Pesgens earned a Master of Science degree in Chemical Engineering from Eindhoven University of Technology (Eindhoven, Netherlands) and an M.B.A. from Rotterdam School of Management at Erasmus University (Rotterdam, Netherlands).
Christopher H. Russell. Mr. Russell, age 53, our Interim Vice President and Chief Financial Officer and our Chief Accounting Officer, was appointed our principal accounting officer in June 2015 and our principal financial officer in November 2018. From 2014 to 2015, Mr. Russell served as Chief Accounting Officer for Prince International Corporation. Previously, from 2011 to 2014, Mr. Russell was employed with GE Power and Water, a subsidiary of General Electric Company, as the Global Controller for its Aero Derivatives business. Before that, he served as Vice President, Financial Reporting and Technical Accounting for Intelsat, a provider of satellite communications worldwide. Mr. Russell worked with Ernst & Young LLP from 1995 to 2007. Mr. Russell earned a B.S. in accounting from the University of North Texas and is a Certified Public Accountant.
James L. Simmons. Mr. Simmons, age 53, our Senior Vice President, General Counsel and Secretary, was appointed our chief legal officer in December 2014. Mr. Simmons joined us in January 2010 and served in various capacities in the legal department, including as Deputy General Counsel and Assistant Secretary. From 2004 to 2010, Mr. Simmons served in a number of roles, with increasing responsibilities, in the legal department of HCC Tokio Marine, including as Vice President & Corporate Secretary from 2007 to 2010. Mr. Simmons earned B.A. and M.A. degrees from Stephen F. Austin State University and his J.D. degree from the University of Houston Law Center.

CORPORATE GOVERNANCE

Our Board of Directors
Our Board is currently comprised of ten members. The exact number of members of our Board will be determined from time to time by resolution of a majority of our full Board, but may at no time consist of fewer than three members.
Our Board is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual general meeting of stockholders. Ms. Catalano and Messrs. Blinn and Smith are nominees to serve as Class I directors (term expiring in 2022). Ms. Williamson and Messrs. Fournier and Gallagher serve as Class II directors (term expiring in 2020). Mr. Fogarty and Mmes. Bausch and Twitchell serve as Class III directors (term expiring in 2021). Mr. Goldstein announced his retirement from the Board, and each committee of the Board on which he serves, effective upon the termination of his term at the 2019 Annual Meeting. Our Board has approved a reduction in the size of the Board to nine members effective upon Mr. Goldstein's retirement.

Three new directors joined the Board in the last two years		100% Independent (excluding our CEO)	40% Women
Average tenure of 6 years

70% former or current CEO & CFOs	Average age of directors is 62
Director Skills and Experiences
Our Board and the NGS Committee endeavor to ensure that the Board is composed of directors who bring diverse perspectives and exhibit a variety of skills, professional experience and backgrounds.

All directors possess:

•
High Integrity & Ethical Behavior

•
Strategic Thinking & Planning

•
Knowledge of Corporate Governance

•
Risk Management & Compliance Expertise

•
Diverse Cultural Experiences

•
Willingness to Appropriately Challenge Management

•
Board or C-Suite Experience

FINANCIAL EXPERT			5

CHEMICAL OR MANUFACTURING INDUSTRY						8

EXECUTIVE COMPENSATION & BENEFITS					7

RESEARCH & DEVELOPMENT (IP)					7

SUSTAINABILITY		4

TECHNOLOGY & CYBERSECURITY	3

SALES & COMMERCIAL				6

ORGANIZATIONAL MANAGEMENT & SUCCESSION							9

Meetings of the Board
Our Board met six times during 2018 and acted on other occasions by written consent. During 2018, no incumbent director attended fewer than 75 percent of the aggregate of the total number of meetings of the full Board (held during the period of service) and the total number of meetings of all committees of the Board on which he or she served (held during the period of service).
We encourage our directors to attend our Annual Meeting, but their attendance is not required. All of our current directors, who were serving at the time of the 2018 Annual General Meeting of Stockholders, attended the meeting.
Communications with the Board
You may contact the Chairman of the Board, the Board as a whole, or individual directors:

BY MAIL	Kraton Corporation [Director Name] c/o Secretary 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032
+
Committees of the Board
We have four standing committees of the Board: Audit Committee, Compensation Committee, NGS Committee and Executive Committee. The charter for each committee can be found in the Investor Relations section of our website at www.kraton.com. The current membership and number of meetings held in 2018 for each of our four standing committees of the Board are summarized below:

Board Member(1)	Audit Committee	Compensation Committee(3)	Nominating, Governance & Sustainability Committee	Executive Committee
Shelley J. Bausch			Member
Mark A. Blinn	Member
Anna C. Catalano		Member	Member
Kevin M. Fogarty				Member
Dominique Fournier		Member	Chair	Member
John J. Gallagher, III	Chair		Member
Barry J. Goldstein (2)	Member		Member
Dan F. Smith		Member		Chair
Karen A. Twitchell	Member	Chair
Billie I. Williamson	Member
Number of Meetings Held in 2018	9	5	4	0
_______________

(1)
Our Board determined that (1) all members of each of the Audit Committee, NGS Committee and Compensation Committee are independent for purposes of applicable NYSE listing standards and SEC rules, and (2) each of Messrs. Blinn, Gallagher and Goldstein, and Mmes. Twitchell and Williamson qualify as a “financial expert.”

(2)
Mr. Goldstein announced his retirement from the Board, and each committee of the Board on which he serves, effective upon the termination of his term as a director at the 2019 Annual Meeting. At this time, the NGS Committee does not contemplate any Committee rotations as a result of Mr. Goldstein's upcoming resignation.

(3)
None of our Compensation Committee members were formerly, or during 2018, an officer of ours or employed by us. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

Primary Responsibilities of each Committee

AUDIT COMMITTEE
•
Manage the engagement of our independent auditors. Please refer to "Audit Committee Report" for further details.
•
Monitor the qualifications, independence and performance of, and approve the fees of, our independent auditors.
•
Assess and monitor the qualifications and performance of our internal auditors.
•
Discuss with management, the independent auditors, and the internal auditors the accuracy, effectiveness and integrity of the Company’s accounting policies, internal controls, audit results, financial statements, financial reporting practices, and other select financial matters.
•
Evaluate the hiring of current/former employees of our independent auditors.
•
Monitor compliance with legal and regulatory requirements, listing standards and corporate governance, including our Code of Ethics and Business Conduct, related party transactions, whistleblower activity and disclosure policy.
•
Assist the Board in fulfilling its risk oversight, particularly with regard to market based risk, financial reporting, corporate liquidity and effectiveness of the Company’s compliance programs.

COMPENSATION COMMITTEE
•
Manage the engagement, compensation, evaluation, and independence determination of compensation advisers.
•
Oversee and manage our executive compensation policies, plans, programs, and practices, and make recommendations to the Board on the same.
•
Determine our compensation philosophy and objectives.
•
Advise our Board on director compensation and perquisites.
•
Oversee our executive talent development.
•
Review public disclosure regarding executive compensation.
•
Assist the Board in fulfilling its risk oversight, particularly with respect to compensation programs and practices.
•
Monitor fiduciaries under any funded employee benefit plan and appoint and oversee any subcommittee administering such plans.
•
Determine stock ownership guidelines for directors and officers.
•
Please refer to "Compensation Discussion and Analysis" for further details on the primary responsibilities of the Compensation Committee.

NOMINATING, GOVERNANCE & SUSTAINABILITY COMMITTEE
•
Develop candidate selection criteria and identify and recommend director candidates and committee assignments to the Board.
•
Review, develop and recommend governance principles applicable to the Company.
•
Evaluate the independence, tenure and re-election of each director.
•
Provide environmental, social and governance risk oversight.
•
Oversee the evaluation of the Board and monitor the orientation and continuing education of directors.
•
Review compliance with the Code of Business Conduct and Ethics and make recommendations to the Board with respect to enforcement actions.

EXECUTIVE COMMITTEE	• Act on matters (1) when, due to an emergency or crisis, a meeting of the full Board cannot be convened in a timely manner and (2) as delegated to the committee by the Board.

Sustainability: Oversight from our Board
In 2018, our Nominating and Corporate Governance Committee assumed the responsibility of overseeing our Sustainability initiatives. Accordingly, the committee re-branded as the Nominating, Governance & Sustainability Committee. For more information on our Sustainability initiatives please refer to "—Sustainability" on page 26 and our Sustainability Report available at www.kraton.com.

Role in Risk Oversight
The Board has oversight responsibility for the Company's risk management framework, which is designed to identify, measure, assess, prioritize, mitigate, monitor and communicate risk across the Company's operations, and foster a corporate culture of integrity and risk awareness. The following depicts our risk oversight structure between the Board, its committees and our management:

THE FULL BOARD
Our Board oversees our executive team in the execution of its risk management function. Our Board executes its oversight duties through:
•
Assigning specific oversight duties to the Board committees; and
•
Periodic briefing and informational sessions by management on the types of risk the company faces and enterprise risk management.
For most enterprise risk management issues, the Board receives timely reports from management or the appropriate Board committee regarding its review of the issues. Areas of full Board oversight include: Cybersecurity, Corporate Strategy, CEO Performance, Succession Planning, and Capital Allocation.

COMMITTEES

AUDIT	COMPENSATION	NOMINATING, GOVERNANCE & SUSTAINABILITY
Oversees the development and execution of enterprise risk management processes, including assessments with internal auditors & independent public accounting firm.
Oversees risk that could have a financial impact, such as financial reporting, taxes, accounting, disclosure, internal controls, legal matters, and our compliance program.

Manages risks associated with personnel and compensation issues, including executive compensation, benefits and talent planning.

Together with the independent compensation consultants, evaluates risk that may be created by our compensation plans, practices and policies.

See also, "Compensation Discussion and Analysis - Principles and Philosophy of the Compensation Program - Compensation Risk Assessment"

Manages risk associated with governances issues, such as the independence of the Board, Board effectiveness, corporate governance and director succession planning.

Oversees risk related to sustainability initiatives including environmental and social risks.

MANAGEMENT
Our executive management team is responsible for managing the risks inherent in our business.

•
Annually, internal audit conducts a risk assessment to assist management in the identification and assessment of risks.
•
The results of the risk assessment are communicated to executive management for evaluation and identification of the most significant risks facing the Company, including a description of any mitigating controls in place and further mitigating actions that may be planned.
•
Management manages identified risks through their ongoing oversight of operational activities and continued evaluation of the Company’s business goals and objectives.
•
On a quarterly basis, the executive management team meets to reassess the significant risks and effects of mitigating actions, as well as to consider the status of any emerging risks.

Leadership Structure
Chairman of our Board
Our Board believes it is preferable for one of our independent directors to serve as Chairman of the Board. Therefore, we separate the roles of Chairman of the Board and CEO. Our Chairman of the Board leads the Board’s oversight of the management of the Company and presides at meetings of the Board and the stockholders. Our CEO is responsible for implementing the policies adopted by the Board and exercising general superintendence over all the business and affairs of the Company. At this time, we believe our leadership structure is appropriate for our Company because our independent Chairman, Mr. Smith, can bring his extensive experience in the petrochemical industry, and in executive management generally, to bear on matters relating to our Board’s oversight of the execution of our strategy, while Mr. Fogarty is able to use his extensive experience in the chemical industry and knowledge of the day-to-day operations of our business to focus his abilities on executing that strategy.
Executive Sessions
Our non-management directors, all of whom are independent under NYSE listing standards and SEC rules, meet regularly in executive session. Mr. Smith, as the non-management Chairman of the Board, serves as the presiding director at each executive session.
Executive Succession Planning
Our Board recognizes that thoughtful succession planning is a key component of the Company’s continued success and is critical to creating long-term stockholder value. Pursuant to our Corporate Governance Guidelines, at least on an annual basis, the Board, in its executive sessions, considers and reviews succession candidates for the CEO and other executive leadership positions for both near- and long-term planning. During these meetings the Board identifies key roles (based on business impact and retention risk), assesses likely and possible successors for these roles, including their ability to reinforce our performance culture and promote our core values, and evaluates the readiness of succession candidates, including training and development needs.
Governance Policies
Corporate Governance Guidelines
We are committed to having sound corporate governance practices that maximize stockholder value in a manner consistent with legal requirements and the highest standards of integrity. In that regard, our Board adopted guidelines that provide a framework for the governance of our company. We periodically review these guidelines and regularly monitor developments in the area of corporate governance. Our Corporate Governance Guidelines are posted under the Investor Relations section on our website at www.kraton.com and are available to any stockholder upon request.
Code of Ethics and Business Conduct
We have adopted a Code of Ethics and Business Conduct (the "Code") that is applicable to all of our directors, officers and other employees. The Code is posted under the Investor Relations section on our website at www.kraton.com and is available to stockholders upon request. If there are any material changes to, or material waivers of, the Code that apply to our CEO and/or senior financial officers, we will disclose them on our website in the same location.
Prohibition on Hedging and Pledging
For a description of the Company's polices on the prohibition of hedging and pledging, please see "Compensation Discussion and Analysis — Hedging, Pledging and Trading in Stock Derivatives" on page 52.

Board and Committee Effectiveness
Annual Self-Evaluation
The Board and its Committees are committed to a rigorous annual self-evaluation process to ensure their effective functioning. Through evaluation, directors review the performance of the Board as a whole and the Committees on which they serve. The evaluation covers areas where the Board feels it functions effectively, and importantly, areas where the Board believes it can improve.

Our Board and its Committees evaluate, among others, the following topics:
• Effectiveness at discharging their respective allocated duties and responsibilities
• Organization of the Board and respective Committees, including composition, diversity, structure and refreshment
• Board and Committee meetings, information needs and quality of materials presented
• Satisfaction with individual director performance, including Committee and Board chairs
• Access to management, internal and external resources, and continuing education possibilities
• Areas where the Board and Committees should increase their focus

Comprehensive Steps to Achieve Board and Committee Effectiveness
Initiation	è
Our NGS Committee reviews and approves the proposed self-evaluation process for the Board, each Committee and each director nominee up for election at the next Annual General Meeting of Stockholders. Upon approval, our General Counsel, or his delegate, initiates the process. The process generally consists of written questionnaires; however, in 2018 the NGS Committee approved interviews conducted by an independent third party.

â
Evaluation	è
The evaluations solicit each director's insights, recommendations and opinions regarding the full Board and their applicable Committees, on various topics, including those listed above. The full Board also completes a full peer evaluation of the directors to be nominated at the next Annual Meeting of Stockholders.

â
Consolidation	è
The results and comments are aggregated and consolidated for presentation to the full Board and each Committee, highlighting areas of concern, recommended actions, and trends. Responses are not attributed to individuals to promote candor.

â
Presentation	è	The results from each Committee evaluation and the full Board evaluation are presented to the constituent members for discussion.
â
Action	è	As an outcome of the evaluation process, the Chairman of the Board and the Committee Chairpersons suggest changes for areas of improvement and implement action plans to address such areas.

2018 Independent Third Party Interviews
At the election of the NGS Committee, an independent third party conducted one-on-one interviews with directors to generate feedback. The discussions facilitated a deeper understanding of Board culture, effectiveness, oversight, dynamics, and relationships with management. Due to the success of the one-on-one interviews, the NGS Committee determined that, going forward, interviews by an independent third party would replace the written questionnaire process at least every third year.

Continuing Education and Professional Development
As part of our director orientation program, new directors participate in one-on-one introductory meetings with our business and functional leaders and are provided presentations on our strategic plans, financial statements and key issues, policies and practices. Board members receive, at our expense, on-going opportunities to obtain education through participating in meetings, subscribing to relevant publications and attending activities and professional development training offered by associations such as the National Association of Corporate Directors. The Board also periodically participates in site visits to our facilities.

Education in the Board Room
During the past three years, our directors have visited our facilities and laboratories, and have received in-person continuing education on:
• Delaware Fiduciary Duties • SEC Enforcement Priorities • SEC Recent Rule-making	• Cybersecurity Trends and Developments • Sustainability and ESG Principles • Strategic Governance
Board Selection and Refreshment
Our NGS Committee is responsible for reviewing the composition of, and refreshing, the Board and its Committees, through its recommendations to the Board. Our NGS Committee uses a director selection process, highlighted to the left below, to ensure the efficient execution of its responsibilities.

Director Recruitment Process
Assess. Our NGS Committee commences its director recruitment and Board refreshment process by using its business judgment to evaluate the needs of the Board going forward against the composition of the current Board, considering those directors who wish to continue to serve on the Board. The ongoing assessment includes a review of the corporate strategy, input from management on the evolving business needs, the annually updated director skills matrix and the results of the annual Board and Committee self-evaluations.

Assess
Assess the current Board composition and recent Board evaluation results to develop a list of sought after backgrounds, skills and qualifications
â
Identify. Our NGS Committee identifies director candidates through the recommendations of directors, management and stockholders, and the engagement of third-party firms. The NGS Committee provides guidance to the Board, management and third-party firms about the preferred qualifications and backgrounds of a candidate, and uses third-party firms to perform reviews and evaluations. Our NGS Committee will consider director candidates recommended by our stockholders in accordance with our Bylaws. Please refer to the text of our Bylaws (including Section 1.12 “Notice of Stockholder Business and Nominations”), which are on file with the SEC, and “Stockholder Proposals and Nominations for our 2019 Annual Meeting” in this proxy statement for additional information.

Identify
Identify candidates from third-party firms, stockholders, management and directors
â
Evaluate
Review the universe of information on, and interview, prospective nominees
â
Appoint and Recommend
Evaluate. Our NGS Committee evaluates all incumbent directors being considered for re-nomination and all director nominees, regardless of the person or entity recommending such candidate, according to established Board-approved criteria. Our NGS Committee considers all candidates in light of the entirety of their credentials made available to the committee.

Appoint director(s) and recommend approval of director(s) at the next stockholder meeting covering the applicable class of directors

Our Board Welcomed a New Director in 2018
Ms. Williamson was elected to our Board, effective August 27, 2018. She is one of three new directors added over the past two years. Ms. Williamson was identified as a director candidate by a search conducted by a third-party firm engaged by our NGS Committee. These services consisted of researching and recommending potential candidates, and performing background evaluations.

In compliance with our NGS Committee’s charter, our Board has guidelines for nominees selected to serve on our Board.

Guidelines for Nominees Selected to Serve on Our Board
• ability to meet any requirements of applicable law
• ability to meet any requirements of NYSE listing standards
• integrity and strength of character
• high ethical standards and history in matters of compliance
• ability to represent the interests of all stockholders
• business experience
• specific areas of expertise
• ability to devote sufficient time for attendance at and preparation for Board meetings
In addition to the guidelines for nominees selected to serve on our Board, our Board also determined that prospective nominees should exhibit exemplary qualifications in one or more of the following areas: business leadership experience, especially at the highest executive levels; financial reporting experience, especially as it relates to public companies; corporate finance experience; experience in the chemical industry; expertise in marketing; and/or international business experience.
Diversity
Our NGS Committee has not adopted a specific policy with respect to diversity. However, the NGS Committee and the Board does consider principles of diversity as an important factor in evaluating potential directors. When evaluating Board composition, the NGS Committee and the Board considers diversity in a broad context, including, without limitation, race, age, sex, nationality, business experience, skills, international experience, education, public company board experience and other relevant factors.
Director Resignation Policy
We have adopted a director resignation policy to recognize principles associated with majority voting for directors. Our Corporate Governance Guidelines provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall, promptly following the certification of the voting results for such election, tender his or her offer of resignation for consideration by our NGS Committee.
The NGS Committee will recommend to the Board whether to accept the offered resignation or other action to be taken, and the Board will act on the offered resignation within 90 days following the certification of voting results for such election and promptly thereafter publicly disclose its decision regarding the offered resignation and, if applicable, the reasons for rejecting the resignation offer. The NGS Committee and the Board may consider any factors and alternatives they deem appropriate in making their recommendation or decision. Any director who is required to tender his or her offer of resignation pursuant to these provisions will not participate in the NGS Committee recommendation or Board action regarding such offered resignation. In the event that each member of the NGS Committee failed to receive the required vote in favor of his or her election, then those independent directors who did not receive a majority withhold vote would appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them.
Involvement in Certain Legal Proceedings
None of our current directors or executive officers has, in the past ten years, been involved in any legal proceedings that are material to an evaluation of their ability to serve as a director or executive officer.

Compensation Committee Interlocks and Insider Participation
Mmes. Catalano and Twitchell, and Messrs. Fournier and Smith were members of the Compensation Committee during 2018. None of the members of the Compensation Committee is or has been an executive officer of the Company, nor did any of them have any relationships requiring disclosure by the Company under Item 407 of SEC Regulation S-K. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of the Company or member of the Compensation Committee during 2018.
Certain Relationships and Related Party Transactions
Our Board adopted a written policy relating to the approval of related party transactions. Under our policy, we encourage our employees, officers and directors to avoid entering into any transaction that may cause a conflict of interest. In addition, they must report any potential conflict of interest, including related party transactions, to their supervisors or our legal department. Pursuant to its charter, our Audit Committee is required to evaluate each related party transaction for the purpose of making recommendations, to the disinterested members of our Board, whether the transactions are fair, reasonable and within our policy, and should be ratified and approved by the Board.
In evaluating such proposed transactions, the Audit Committee is required to consider the relevant facts and circumstances and the controls implemented to protect our interests and the interests of our stockholders, including:

•	the benefits of the transaction to our Company;

•	the terms of the transaction and whether they are arm’s-length and in the ordinary course of our Company’s business;

•	the direct or indirect nature of the related party’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards.
Since the beginning of 2018, there were no, and there are no currently proposed, transactions in which the Company was, or is to be, a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.
Independence of the Board
Our Board has determined that each of our non-management directors is independent under the listing standards of the NYSE and SEC rules, and references in this proxy statement to these directors as “independent directors” are in that capacity. Mr. Fogarty is not considered to be an independent director because he is our President and CEO. In making its subjective determination that each non-management director is independent, the Board reviewed and discussed information with regard to each director’s business and personal activities as they may relate to our Company and management. The Board considered the information in the context of the NYSE’s objective listing standards and the disclosure rules of the SEC regarding transactions with related parties.
In assessing the independence of any director who served on the Board at any time during the 2018 fiscal year, the Board took into account certain transactions, relationships, and arrangements involving certain directors and concluded that such transactions, relationships, and arrangements did not impair the independence of the director. The Board considered payments in the past three years in the ordinary course of business between the Company and: (i) for Mr. Smith, Nexeo Solutions, Inc., (ii) for Ms. Bausch, Carlisle Companies, Inc., and (iii) for Ms. Catalano, HollyFrontier Corporation and Willis Towers Watson. No such payments between the Company and any above-listed company were significant for either party.

Sustainability
Kraton is working toward our vision of becoming an admired Fortune 500 specialty chemicals company. Sustainability remains a fundamental part of that vision. We will reach it by diligently delivering exceptional value to our stockholders, customers and employees. During 2018, out NGS Committee assumed the responsibility of overseeing sustainability and we made great strides to further integrate sustainability into the organization.

Sustainability's cross-functional impact:

Innovation: Sustainability is an integral part of our innovation strategy. Our criteria for new product development programs require addressing the efficient use of constrained resources while providing sustainable solutions to our customers. Some of our products include, for example, performance additives that allow for high content recycling of old asphalt into new asphalt mixes without losing quality, and biobased products that allow coatings manufacturers to reduce their products' carbon footprint.

Environment:
•
Compared to 2017, in 2018, we emitted 8% less VOC, 3% less SOx and 16% less NOx.
•
Water consumption dropped by 15% compared to 2017.
•
Compared to 2017, in 2018, non-hazardous waste solid disposal decreased 6%, and hazardous waste generation decreased by more than 35%.

Security: Kraton is proud to participate in the American Chemistry Council Responsible Care® initiative. We plan to certify all our US sites to Responsible Care 14001 (our Belpre site achieved RC14001 in April 2017) and corporate to Responsible Care Management System (RCMS) by the end of 2019.

Employees: When Hurricane Michael swept through Panama City in October 2018, Kraton colleagues delivered necessities like food, clothes, fuel and generators to our employees in Panama City. More than $125,000 was raised through employee donations and corporate giving to help Kraton employees and their families.

Responsible Procurement: In 2018, Kraton conducted 44 physical audits covering security of supply, safety and other topics. Eleven of the audits were with raw materials suppliers, 30 with logistics suppliers and three at custom manufacturers. Kraton uses the EcoVadis platform and scorecard to engage suppliers on sustainability.

A product is biobased when it is wholly or partly derived from biomass. In 2018, the Company certified 11 new product families, bringing the total to 30 product family certifications covering more than 100 products. The independent certification provides transparency and differentiates our products.

In 2018, the Company achieved the Ecovadis Silver Rating, meaning the Company scored in the top 30% of its industry peers in the areas of Environment, Labor & Human Rights, Ethics, and Sustainable Procurement.

Sustainability Report
The Company committed to a strategic target to undertake 12 new cradle-to-gate life cycle assessments (LCA) for key products by 2020. The Company conducted the first two LCAs in 2018.
Part of Kraton's commitment to operating responsibly includes promoting transparency and a commitment to reporting on our Environmental, Social and Governance efforts through our annual Sustainability Report. To learn more about our corporate sustainability efforts and view the report, please visit http://kraton.com/sustainability/overview.php

STOCK OWNERSHIP INFORMATON

Beneficial ownership of our stock is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to the tables below, and subject to applicable community property laws, we believe that each stockholder identified in the tables possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.
Holdings of Major Stockholders
Percentages of beneficial ownership by beneficial owners of 5% or more of the shares of our common stock reported below are based on 32,017,674 shares of common stock outstanding on the March 25, 2019 record date:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd St., New York, NY 10055	4,578,771(1)	14.30%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	3,393,735(2)	10.60%
Frontier Capital Management Co., LLC 99 Summer St., Boston, MA 02110	2,622,325(3)	8.19%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Rd., Austin, TX 78746	2,596,493(4)	8.11%
_______________

(1)
Information is based on a Schedule 13G/A filed with the SEC on January 31, 2019. As of December 31, 2018, BlackRock, Inc. held sole power to vote 4,501,851 shares and sole power to dispose of 4,578,771 shares held by the following subsidiaries: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, and BlackRock Investment Management, LLC., with BlackRock Fund Advisors beneficially owning 5% or more of the outstanding shares of common stock.

(2)
Information is based on a Schedule 13G/A filed with the SEC on February 11, 2019. As of December 31, 2018, The Vanguard Group, an investment adviser, held sole power to vote 62,093 shares, sole power to dispose of 3,328,698 shares, shared power to vote 6,543 shares and shared power to dispose of 65,037 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 58,494 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 10,142 shares as a result of its serving as investment manager of Australian investment offerings.

(3)
Information is based on a Schedule 13G/A filed with the SEC on February 11, 2019. As of December 31, 2018, Frontier Capital Management Co. LLC, an investment adviser, held sole power to vote 1,306,877 shares and sole power to dispose of 2,622,325 shares.

(4)
Information is based on a Schedule 13G/A filed with the SEC on February 8, 2019. Dimensional Fund Advisors LP (“Dimensional”), reports the sole power to vote 2,493,803 shares and the sole power to dispose of 2,596,493 shares, as of December 31, 2018. Dimensional, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). All securities reported on the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the class of securities.

Holdings of Officers and Directors
Percentages of beneficial ownership by our directors, our NEOs, and by all directors and executive officers as a group reported below are based on 32,017,674 shares of common stock outstanding on the March 25, 2019 record date, plus, with respect to any person, the number of shares that may be acquired pursuant to stock options that are or will become exercisable by such person within 60 days.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Shelley J. Bausch	5,846	*
Mark A. Blinn	5,846	*
Marcello C. Boldrini	11,859	*
Anna C. Catalano	25,861	*
Kevin M. Fogarty	597,576	1.85%
Dominique Fournier	24,618	*
John J. Gallagher, III	35,678	*
Barry J. Goldstein	28,755	*
Holger R. Jung	50,378	*
Christopher H. Russell	11,654	*
James L. Simmons	24,520	*
Dan F. Smith	59,469	*
Stephen E. Tremblay	0	*
Karen A. Twitchell	26,463	*
Billie I. Williamson	3,436	*
All Directors and Executive Officers as a Group (20 persons)	984,749	3.32%
_______________

*	Represents beneficial ownership of less than 1%.

(1)	The address for the beneficial owners is 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032.

(2)
Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. For Mr. Fogarty, the total in this column includes 338,224 shares, beneficial ownership of which he has the right to acquire within 60 days of the Record Date.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires our directors and executive officers, as defined under the Exchange Act, and persons who own more than 10% of our stock to file initial reports of ownership and reports of changes in ownership of our stock with the SEC. Such executive officers, directors and stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all Section 16(a) reports applicable to our executive officers and directors and 10% beneficial owners were filed on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of the executive compensation program of our Compensation Committee for the following NEOs:

Kevin M. Fogarty President and Chief Executive Officer	Holger R. Jung Senior Vice President and Polymer Segment President
Christopher H. Russell(1) Vice President and Chief Financial Officer (Interim), and Chief Accounting Officer	Marcello C. Boldrini Senior Vice President and Chemical Segment President
Stephen E. Tremblay(1) Former Executive Vice President and Chief Financial Officer	James L. Simmons Senior Vice President, General Counsel, Corporate Secretary
_______________

(1)
Effective November 14, 2018, Mr. Tremblay left the position of Executive Vice President and Chief Financial Officer of the Company. The Board appointed Christopher H. Russell, the Company's Chief Accounting Officer, to serve as the Company's Vice President and Chief Financial Officer on an interim basis until such time as a successor can be identified and appointed as the Company's principal financial officer.

Key Topics Covered in Our Compensation Discussion and Analysis
Principal Components of Compensation		30

Business Performance	Our Company	31
	Company Performance Related to Executive Compensation	31
	Executive Compensation Link to Long Term Strategy	32

Stockholder Engagement		33

Roles in Determining Executive Compensation	Our Compensation Committee	34
	Our CEO and Executive Management	35
	Our Compensation Consultant and Its Independence	35

Selecting Performance Metrics and Setting Associated Goals		36

Principles and Philosophy of the Compensation Program	Total Direct Compensation Philosophy	38
	Focus on Equity and Variable Compensation	38
	Compensation Risk Assessment	38
	Our Peer Groups and Survey Data	39
	Pay-For-Performance	41

Compensation Decisions and Results	Base Salary	42
	Annual Cash Incentive Compensation	43
	Long-Term Equity Incentive Compensation	45

Other Compensation for Our NEOS		49

Other Compensation Policies		50

Principal Components of Compensation
Our executive compensation program includes a mix of fixed and variable pay with performance periods ranging from one to three years. Our Compensation Committee established performance metrics for our annual cash incentive program ("ICP") and our long-term incentive program ("LTIP") that align with the Company’s strategy and stockholder interests. The following table outlines the primary elements of our Compensation Committee’s executive compensation program for 2018:

	Element (1)		Description & Metrics	Purpose

F I X E D	Base Salary		Delivered in cash and evaluated each year, effective April 1, based primarily on surveys and market data	Provide competitive pay to attract and retain our executive officers

V A R I A B L E	Annual Cash Incentive Compensation ("ICP")		Delivered in cash and based on: (1) Adjusted EBITDA; and (2) attainment of Consolidated Net Debt reduction	Motivate and reward our executives to achieve key annual business objectives

	Long-Term Equity Incentive Compensation ("LTIP")	Restricted Stock Awards ("RSAs")	Three-year cliff vest; Based on stock price appreciation/depreciation	Align interests of executives with long-term stockholder value to support our growth strategy and drive long-term performance, particularly in a cyclical industry

		Restricted Stock Performance Units ("PRSUs")	Three-year cliff vest payout based on: (1) cumulative Return on Capital Employed ("ROCE"), and (2) relative Total Stockholder Return ("rTSR")
_______________

(1)
Excludes benefits, which principally include, for our NEOs, contributions to the Kraton Savings Plan and the Benefits Restoration Plan, and premiums for Supplemental Disability Insurance. All elements of compensation are reviewed against (1) our compensation peer group, and (2) a market review of total direct compensation and of each discrete element of total direct compensation (base salary, annual cash incentive compensation, and long-term equity incentive compensation).

The tables below depict the amounts that our Compensation Committee targeted for the above listed key compensation elements for our CEO and for our other NEOs for 2018.

CEO Targeted Direct Compensation	Other NEOs Targeted Direct Compensation

Business Performance
Our Company
Kraton Corporation is a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from pine wood pulping co-products. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company's pine-based specialty products are sold into adhesives, roads and construction and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks, flavors and fragrances and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide.
Company Performance Related to Executive Compensation
For 2018, the results related to the performance metrics under our incentive compensation plans were as follows:

Debt of $1,567 million	3-Year Relative TSR at the 59th Percentile(2)	Net Income of $67 million

and		and
Consolidated Net Debt of $1,481 million(1)		Adjusted EBITDA of $378 million(1)

_______________
(1)    For a reconciliation of GAAP to non-GAAP financial measures, please refer to “Annex A — Non-GAAP Reconciliations.”

(2)	Based on relative TSR from December 31, 2015 to December 31, 2018 using the 2016 TSR Peer Group.

The following graph charts the three-year TSR for each of (1) our common stock, and (2) our 2016 TSR Peer Group, in the aggregate, all from December 31, 2015 to December 31, 2018. The calculation assumes a $100 investment on December 31, 2015 and the reinvestment of all dividends:

——●—— Kraton Corporation	——■—— 2016 TSR Peer Group

The decline in Kraton Corporation TSR from December 31, 2017 to December 31, 2018 occurred primarily in the fourth quarter of 2018. In addition to a general period of stock market volatility, the fourth quarter for Kraton was impacted by, among other aspects, uncertainty around global demand fundamentals, ongoing inflation in logistics costs, and natural disasters including Hurricane Michael.

Executive Compensation Link to Long Term Strategy

Our long-term strategy is built on three pillars: Organic Growth; Capability System; and Portfolio Management. Through these pillars, we intend to grow by investing in market-driven innovation, highly efficient global systems and enabling capabilities, while pursuing long-term portfolio shift to high growth specialty segments and markets.

"Our Vision is to be an Admired Fortune 500 Specialty Chemical Company"

Each component of our compensation program is designed to support these strategic pillars and drive long-term stockholder value. Our Compensation Committee's philosophy is to approach compensation with the goal of keeping our executive officers focused on, and rewarding them for, their achievement of goals and fulfillment of activities that support our strategic pillars.
Base salaries are competitive, positioned at or near the 50th percentile of our compensation peer group, which facilitates the attraction and retention of executive officers with the knowledge and experience to individually and collectively progress towards success in implementing our strategy.
Annual cash incentive compensation is intended to encourage executive officers to lead the Company on current year success factors and financial targets. To efficiently execute on our strategic pillars, our Company must have a strong balance sheet and generate cash flows, which is why our Compensation Committee utilizes a reduction in consolidated net debt and the attainment of growth in Adjusted EBITDA as performance metrics.
Long-term equity incentive compensation is designed to encourage our executive officers to guide the Company towards delivering on our strategy, but not to encourage excessive or unnecessary risk-taking. Additionally the three-year cliff vest of our RSAs and PRSUs (comprising 50% rTSR and 50% ROCE) motivates our executive officers to remain with the Company for long and productive careers built on progressive experience in executing against the three strategic pillars.

Stockholder Engagement
We received stockholder approval for our executive compensation program in 2018, with approximately 99% of the votes cast voting in favor of the proposal. Our Compensation Committee continually conducts outreach efforts, with our major stockholders, to discuss its compensation philosophy, policies and procedures with the intent to:

1	Solicit candid feedback and encourage discussion on compensation and governance practices	2	Report stockholder views directly to our Compensation Committee and Board	3	Evaluate and design the executive compensation and corporate governance programs

By the Numbers: Stockholder Engagement in 2018 Related to the Proxy Statement

We contacted our Top 25 Stockholders representing over 70% of our outstanding shares	We held telephonic meetings with stockholders representing approximately 15% of our outstanding shares	The Chair of our Compensation Committee attended 100% ( of the telephonic meetings

What We Heard at These Meetings in 2018
• Stockholders were supportive of incorporating multiple metrics, including those related to safety performance, in the Company's short term incentive compensation planning
• Stockholders were supportive of our review process for our TSR peer group to ensure that peers are comparative and appropriate for the relative metric
• Stockholders were supportive of our approach to Board composition and refreshment and were satisfied with the Board's diversity and range of experiences
• Stockholders supported continued focus on both absolute and relative performance metrics
• Stockholders appreciated meeting with the Chair of our Compensation Committee and discussing, among other items, corporate strategy, compensation philosophies, and Sustainability initiatives

Compensation Philosophies and Proxy Statement Disclosure Following Stockholder Feedback
•
Our Compensation Committee used negative discretion to reduce the annual cash incentive compensation payout by 10% due to the Company's 2018 safety performance and has included a safety related metric in the 2019 annual cash incentive compensation design

• Enhanced our Sustainability disclosure in 2019 by addressing key initiatives and impacts. See, Corporate Governance – Sustainability
• Reviewed an extensive data set to determine our peer groups and analyzed each potential peer's industry, revenue, markets, product applications, customer base and strategy
• Provided additional disclosure regarding our Board's practices, including the self-evaluation process and risk oversight
• Continued our ICP design that includes a metric based on the attainment of consolidated net debt reduction, to align with our strategic focus to delever
• Ensured that relative metrics continued to be prominent in our LTIP, with PRSUs remaining equally balanced with ½ cumulative ROCE and ½ rTSR
In addition to stockholder outreach and engagement related to the Proxy Statement and the compensation philosophy, our CEO, CFO, and Director of Investor Relations engage with stockholders consistently throughout the year through investor conferences, earnings calls, and one-on-one investor calls and meetings. During these engagements, our stockholders covered topics such as strategy, operational and financial performance, market conditions, regulatory developments, and management.

Roles in Determining Executive Compensation
Our Compensation Committee
Our Compensation Committee discharges the responsibility of the Board in determining and recommending the compensation of our executive officers, including our NEOs. The Compensation Committee’s charter contains detailed information on the Compensation Committee’s duties and function and is available under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com.
Our Compensation Committee reviews the goals and objectives related to the compensation of our NEOs. During that review, the Compensation Committee considers the balance between short-term compensation and long-term incentive compensation, evaluates market practices, and sets the compensation levels of our NEOs based on that evaluation. In determining appropriate targeted compensation, our Compensation Committee considers individual performance, Company performance, rTSR, and compensation of persons holding comparable positions at our peer companies.
Our Compensation Committee has the ultimate authority and responsibility to engage and terminate any outside consultant to assist in determining appropriate compensation levels for our NEOs. The illustration below details the main items in our Compensation Committee's annual process in discharging its responsibility relating to the compensation of our executive officers:

Review progress against performance metrics
Assess compensation risk
Review individual executive market data
Approve form of long-term incentive agreements
December
February/March
Review progress against performance metrics
Evaluate independence of compensation consultant
Approve compensation philosophy
Certify incentive payouts
Approve TSR Peer Group
Establish upcoming performance targets and targeted compensation
Review Proxy
Process designed to drive performance, increase long-term stockholder value, and mitigate compensation related risk.
All compensation proposals are reviewed with the independent compensation consultant.
File Proxy
September
May
Review progress against performance metrics
Review compensation market trends and best practices
Discuss shareholder outreach
Annual Meeting
Stockholder Outreach
Review progress against performance metrics
Approve Compensation Peer Group
Review ISS/Glass Lewis reports and proxy voting

Our CEO and Executive Management
Our CEO is typically consulted regarding the compensation of the other NEOs. Our Chief Human Resources Officer regularly attends the meetings of the Compensation Committee and provides input on compensation matters, as requested by the Compensation Committee. Our Compensation Committee then meets in executive session without our CEO, to review and recommend any changes to the CEO’s recommendations and to consider other actions, from time to time, as authorized by the Compensation Committee’s charter.
Our Compensation Consultant and Its Independence
Our Compensation Committee engaged Farient as its independent compensation consultant. For 2018, Farient evaluated the competitiveness of, and provided recommendations with respect to, the compensation of our executive officers, including our NEOs, and the design of the program for 2018. See also, "Principles and Philosophy of the Compensation Program—Our Peer Groups and Survey Data".
Our Compensation Committee evaluates its compensation consultant yearly, including the satisfaction of independence requirements, and our Compensation Committee has determined that Farient was independent during 2018. Our Compensation Committee assessed: (1) the adviser’s provision of other services to the Company; (2) the amount of fees received from the Company by the adviser, as a percentage of the adviser’s total revenue; (3) the adviser’s policies and procedures that are designed to prevent conflicts of interest; (4) any business or personal relationship of the adviser with a Compensation Committee member or an executive officer of the Company; and (5) any adviser-owned Company stock.

Selecting Performance Metrics and Setting Associated Goals
Our Compensation Committee takes a holistic approach to selecting performance metrics and setting associated goals under the incentive compensation programs. Our Compensation Committee also believes that a single metric would be insufficient to capture our intended performance trajectory. It recognizes the importance of achieving an appropriate balance between rewarding executives for strong performance over both the short- and long-term and establishing realistic targets that continue to motivate and retain executives. As a result, the incentive compensation programs provide for measurable, rigorous performance targets that are achievable and also challenge executives to drive business results that produce stockholder value. In setting the performance targets, our Compensation Committee considered each of the following elements:

Considerations in Setting Rigorous Performance Metrics and Goals
✓	The Company's short- and long-term strategy
✓	Publicly disclosed long-term financial targets
✓	The Company's historical performance
✓	Peer group data and market statistics regarding executive compensation performance metrics and historical performance
✓	Targets that are established to encourage a level of risk-taking that is appropriate, but not unreasonable in the context of the Company’s business strategy
✓	Targets that are structured to avoid excessive risk-taking by using a variety of performance goals that apply over performance periods of varying lengths
✓	For each of the performance metrics, our Compensation Committee may certify the performance anywhere from 0% to 200%

Performance Metrics for our 2018 Grants of PRSUs and our 2018 ICP

´	Why These Performance Metrics?
Our Compensation Committee selected consolidated net debt reduction, Adjusted EBITDA, and cumulative ROCE to reflect our Company's strategic goals of encouraging a stable balance sheet, profitable operations, efficient use of capital, and overall growth to support our long term strategic pillars. See, "Executive Compensation Link to Long Term Strategy" on page 32.

Additionally, our Compensation Committee selected relative TSR as a performance metric for our grants of PRSUs due to the value of relative metrics, alongside absolute metrics. Further, relative TSR ensures a direct alignment between long-term equity compensation and stockholder interests.

Adjusted EBITDA

Threshold 0.3x	Target 1.0x	Stretch 2.0x
$355 million	$405 million	$446 million
For 2018, our Compensation Committee set Adjusted EBITDA targets by evaluating the Company's historical performance, the historical performance of peers, the approved business plan and stockholder expectations. The 2018 target represents an 8% growth from 2017 actual Adjusted EBITDA.

Consolidated Net Debt

Threshold 0.3x	Target 1.0x	Stretch 2.0x
$1,527 million	$1,466 million	$1,412 million
Recognizing the Company’s strategic deleveraging plan following the acquisition of Arizona Chemical in early 2016, our Compensation Committee set consolidated net debt targets in line with stockholder expectations, Company forecasts and Company goals to achieve a consolidated net debt to Adjusted EBITDA ratio of less than 4:1 by year-end 2018. For 2018, our Compensation Committee used consolidated net debt, instead of net debt, to account for the financial performance of our joint venture in Mailiao, Taiwan which we consolidate into our financial statements. Given the Company's exposure to non-U.S. debt through our joint venture in Mailiao, Taiwan and through the Euro tranche of its Term Loan and Euro-denominated Senior Notes, consolidated net debt for purposes of ICP will be calculated to exclude the effect of foreign currency.

Cumulative ROCE

	Threshold 0.5x	Target 1.0x	Stretch 2.0x
2018	6.2%	7.1%	7.7%
2019	6.5%	7.5%	8.8%

2020	6.9%	8.0%	9.8%
Our Compensation Committee believes that cumulative ROCE, as a performance metric, demonstrates our efficiency at using both equity and debt to generate returns, therefore driving long-term value creation. Cumulative ROCE, rather than a point-to-point evaluation, is designed to promote continuous performance during the performance period. In setting the targets, our Compensation Committee evaluated historical performance and set realistic targets for the Company's current business. Additionally, the cumulative ROCE target goal improvement was designed to align with the Company's peer group, particularly relative to similar high-asset intensity peers.

Relative TSR

Threshold 0.5x	Target 1.0x	Stretch 2.0x
30th Percentile	50th Percentile	75th Percentile
In response to stockholder feedback to include relative measures, our Compensation Committee uses rTSR as a metric to provide an external benchmark of our relative performance. The achievement levels determined by our Compensation Committee have remained the same since inception of the metric and are prevalent from a market perspective. Our Compensation Committee, in consultation with its compensation consultant, have noted that it is challenging for the Company to achieve the top quartile performance repeatedly over multiple performance cycles, thereby setting such performance at two times target.

Principles and Philosophy of the Compensation Program

´	What are our Compensation Committee's Principles and Philosophies?
•
Provide a base salary and incentive compensation that attracts, motivates, retains and rewards high quality executives through competitiveness in the marketplace
•
Target total direct compensation at, or near, the 50th percentile of the Compensation Peer Group
•
Focus on granting compensation in the form of long term equity and variable, or "at risk", compensation to promote alignment of our NEOs’ long-term interests with those of our Company and our stockholders
•
Avoid compensation practices that may encourage excessive risk taking or have a material adverse effect on the Company
•
Ensure compensation design is considered against a compensation peer group and TSR peer group that is appropriate and comparative

Total Direct Compensation Philosophy
Our Compensation Committee looks to total direct compensation for each NEO to determine the individual elements of compensation. To assist our Compensation Committee in designing the 2018 compensation program, Farient evaluated the total direct compensation paid to our executive officers against that paid to individuals holding comparable roles at companies in our Compensation Peer Group, and additional survey data. Our Compensation Committee considers each component of compensation and aims to establish total direct compensation for our executives at, or near, the 50th percentile of the Compensation Peer Group to facilitate recruitment and retention while avoiding excessive compensation. Our Compensation Committee reserves the right to exercise its independent business judgment in determining the compensation of our NEOs or deviating from this target.
Focus on Equity and Variable Compensation
Targeted total direct compensation for 2018, for all NEOs, reflects our Compensation Committee’s focus on granting a significant portion of total compensation in the form of variable compensation and long-term equity. In the Compensation Committee’s judgment, this focus is intended to align our NEOs’ long-term interests with those of our Company and our stockholders by linking a significant portion of the compensation with our Company’s performance. The value of variable compensation (RSAs, PRSUs and grants under our ICP) fluctuates based on the performance of our Company and the market value of our common stock, taking into account both short-term business performance and long-term share performance. For 2018, our Compensation Committee targeted long-term equity and variable compensation as follows:

Analysis of Total Direct Targeted Compensation	CEO	Other NEOs
Proportion of pay subject to specific quantitative performance criteria	60%	51%
Proportion of pay at-risk (variable compensation)	81%	65%
Proportion of pay delivered in the form of long-term equity	62%	43%

Our Peer Groups and Survey Data
To ensure that our executive compensation program is competitive with a strong link to relative stock performance, our Compensation Committee reviews survey data and proxy data, and maintains two peer groups to evaluate and determine components of our executive compensation program. For our CEO and CFO, pay data is solely comprised of proxy disclosures and for our General Counsel pay data is comprised fifty percent proxy disclosures and fifty percent survey data. For all other executives pay data is comprised solely of survey data.  The survey data is published by, among other entities, Mercer and Willis Towers Watson, which is adjusted by regression analysis to account for company size.
Compensation Peer Group
Along with survey data, the Compensation Peer Group is used to understand and evaluate how certain NEO’s total direct compensation compares with the total direct compensation provided to individuals in similar roles within this peer group and then determining such NEO’s total targeted compensation. With the assistance of Farient, our Compensation Committee comprehensively reviews, and subsequently revises, the prior peer groups and establishes the new appropriate peer groups. Companies are evaluated as a peer company based on the following screening criteria:

Universe	è	Primary Selection Criteria	è	Refinement Criteria	è	Potential Peer Group
• Traded on major US Exchange • Headquartered in the U.S.		• Specialty / Diversified Chemicals Industry • 0.4x to 2.5x Kraton's Revenue(1)		• Product applications focused on manufacturing processes • Customer Base • % of non-US revenue		Evaluated for exceptions based on strategic relevance or business fit before approving final fiscal year peer group

_______________

(1)	The median value for our 2018 Compensation Peer Group is $1.6 billion. All peer group data is size-adjusted by Farient through regression analysis using revenues as the independent variable.

2018 Compensation Peer Group
A. Schulman, Inc.	Innophos Holdings, Inc.	PolyOne Corp.
Albemarle Corp.	Innospec, Inc.	Quaker Chemical Corp.
Chemtura Corp. (1)	Int'l Flavors & Fragrances, Inc.	Rayonier Advanced Materials Inc.
Ferro Corp.	Minerals Technologies, Inc.	Sensient Technologies Corp.
GCP Applied Technologies, Inc.	Newmarket Corp.	Stepan Co.
H.B. Fuller Co.	OMNOVA Solutions, Inc.	W.R. Grace & Co.
Ingevity Corporation	Platform Specialty Products Corp.
_______________

(1)
Although this company was acquired in 2017, data was available for a 2018 evaluation. This company will be removed from our 2019 compensation peer group and was not included in our 2018 TSR Peer Group.

TSR Peer Group
The TSR Peer Group is used to (1) assess rTSR performance, (2) determine any payout related to the rTSR portion of our PRSUs, and (3) provide additional data points to assist the Compensation Committee in goal setting pursuant to the performance metric. Our TSR Peer Group includes all companies in the Russell 3000® Index that are classified as diversified chemicals or specialty chemicals, as well as any entities in our Compensation Peer Group that are not captured in such group.

2018 TSR Peer Group
2018 Compensation Peer Group(1)	DowDuPont Inc.	LSB Industries, Inc.
Advanced Emissions Solutions, Inc.	Eastman Chemical Company	PPG Industries, Inc.
Ashland Global Holdings Inc.	Ecolab Inc.	PQ Group Holdings Inc.
Axalta Coating Systems Ltd.	Flotek Industries, Inc.	RPM International Inc.
Balchem Corporation	FutureFuel Corp.	The Chemours Company
Celanese Corporation	Huntsman Corporation	The Sherwin-Williams Company
Chase Corporation	KMG Chemicals, Inc.	Valhi, Inc.
Codexis, Inc.
_______________

(1)	Excluding Chemtura Corp.

Compensation Risk Assessment
As part of the process undertaken to design and implement our compensation program, our Compensation Committee evaluated our compensation policies, practices and plans to evaluate whether they encourage excessive risk taking. In undertaking this evaluation, our Compensation Committee reviewed gain-sharing plans at our manufacturing sites, our equity and cash incentive plan, discretionary recognition award programs, and sales compensation plans. In addition, our Compensation Committee consulted with Farient who opined that none of our compensation policies, practices, or plans, encourages employees to take unreasonable risks related to our business. Based upon the Compensation Committee’s detailed review and assessment, the Compensation Committee determined that risks arising from our compensation policies, practices, and procedures are not reasonably likely to have a material adverse effect on the Company.

Pay-For-Performance
Our Compensation Committee considers realized and realizable pay in determining our CEO’s compensation, which reflects its continuing focus on pay-for-performance. The charts below show, for each of the last three years, the difference between the compensation (1) for our CEO as reported in the summary compensation table, (2) that our CEO actually realized, and (3) that our CEO could have realized at the end of each given year based on our closing stock price on such date.

$ in Thousands
Base Salary	Long Term Equity Incentive Awards	Option Awards	Cash Incentive Compensation	Other Compensation
________________

(1)	Reflects the value realized from the vesting of stock awards and the exercise of stock options, each as reported in the Option Exercises and Stock Vested table for the given year.

(2)
Reflects the value that could be realized from the vesting of stock awards granted in the given year, based on the closing price for our common stock on the NYSE on the last trading day of such year. This valuation: (i) assumes vesting at target levels for the 2017 and 2018 PRSUs; and (ii) uses a certified performance of 33.5% of target for the 2016 PRSUs.

Factors Affecting Realized and Realizable Pay
2016	2017	2018
The value of the LTIP Awards decreased between Reported and Realizable pay for 2016 due to 33.5% performance certification on the PRSUs

The value of Realized Pay is primarily due to our CEO's exercise of 82,472 stock options.

The value of the LTIP Awards increased between Reported and Realizable pay due to a $21 stock price appreciation between the grant date and December 31.

The value of Realized Pay is largely due to our CEO's exercise of 137,081 stock options.

The value of the LTIP Awards decreased between Reported and Realizable pay due to a $22 stock price depreciation between the grant date and December 31.

The above targeted level of Realized pay is due to a $24 stock price appreciation between the 2015 grant date and February 27, 2018, the vest date of the award.

Compensation Decisions and Results

Fixed	Variable

Base Salary	Cash Incentive Compensation	+	Restricted Stock Awards	+	Restricted Stock Performance Units

	Annual Incentive		Long-Term Incentive Compensation
3-Year Cliff Vest

2018 and 2019
Annual Cash Incentive Compensation	è	Adjusted EBITDA (75%)		Consolidated Net Debt (25%)

Long-Term Incentive Compensation	è	Stock Price Appreciation (33.3%)	Cumulative ROCE (33.3%)	Relative TSR (33.3%)
Base Salary
Our Compensation Committee reviews the base salary of each NEO on an annual basis and determines if a change is warranted. For our CEO and for our CFO, our Compensation Committee reviewed proxy data from the Compensation Peer Group. For our other executive officers, our Compensation Committee reviewed published survey data. Our Compensation Committee targets each NEO’s base salary at, or near, the 50th percentile for base salaries in our Compensation Peer Group, consistent with our overall compensation philosophy.
Our Compensation Committee starts with a review to establish total direct compensation and then determines the component parts. For our CEO, base salary accounted for approximately 20% of 2018 targeted total direct compensation, and for our other NEOs base salary accounted for approximately 35% of 2018 targeted total direct compensation. Our Compensation Committee believes these levels promote the attraction and retention of our NEOs. In addition, our Compensation Committee believes that keeping the balance weighted towards variable performance-based compensation serves the best interests of the Company and its stockholders. The base salary determinations for our CEO and for all NEOs were as follows:

Named Executive Officer	2018 Base Salary($)	Change From 2017	2019 Base Salary($)	Change From 2018
Kevin M. Fogarty	1,000,000	8.1%	1,000,000	-
Christopher H. Russell(1)	275,000	-	290,000	5.5%
Stephen E. Tremblay	500,000	5.3%	-	-
Holger R. Jung	400,000	-	400,000	-
Marcello C. Boldrini	400,000	5.3%	400,000	-
James L. Simmons	425,000	6.3%	425,000	-
(1)    In December 2018, Mr. Russell received a supplemental cash award of $125,000 (payable in installments in accordance with our payroll practices during his tenure as our principal financial officer) in recognition of the additional responsibilities assumed by him as a result of his appointment as the Company's interim principal financial officer.

Annual Cash Incentive Compensation
Cash incentive awards for 2018 were made under the Kraton Corporation 2016 Equity and Cash Incentive Plan (the "2016 Plan"). The purpose of annual cash incentive compensation is to promote the interests of our Company and our stockholders by providing variable cash compensation opportunities based on the delivery of key performance metrics. Such purpose is designed to contribute to the short-term performance of our Company.
Formula for Annual Cash Incentive Compensation
Our Compensation Committee establishes target bonuses for our NEOs based on survey data and our Compensation Peer Group. The following Target Bonus factors, approved in February 2018, were used to calculate cash incentive compensation for our NEOs for the year ended December 31, 2018:

Named Executive Officer	Target Bonus	Change from 2017	Target Bonus ($)	Bonus Range ($)(1)
Kevin M. Fogarty	1.0 x Base Salary	-	1,000,000	0 - 2,000,000
Christopher H. Russell	.50 x Base Salary	.10 x Base Salary	200,000(2)	0 - 400,000(2)
Stephen E. Tremblay	.70 x Base Salary	-	350,000	0 - 700,000
Holger R. Jung	.60 x Base Salary	-	240,000	0 - 480,000
Marcello C. Boldrini	.60 x Base Salary	-	240,000	0 - 480,000
James L. Simmons	.60 x Base Salary	.10 x Base Salary	255,000	0 - 510,000
__________________

(1)	Depending on actual performance, annual cash incentive compensation can range from zero to 2x times target.

(2)
In December 2018, Mr. Russell received a supplemental cash award of $125,000 (payable in installments in accordance with our payroll practices during his tenure as our principal financial officer) in recognition of the additional responsibilities assumed by him as a result of his appointment as the Company's interim principal financial officer. This award is included as a component of salary for purposes of annual cash incentive compensation.

The Compensation Committee established threshold, target and stretch targets for the performance metrics, which provided a multiplier that could range from 0.3, if the minimum, or threshold, level of performance is achieved, to 2.0, assuming the Company met or exceeded the maximum, or stretch, goal. For 2018, the Company Factor for each NEO was 0.693 (0.467 + 0.226). Our Compensation Committee determined the Company Factor based on the following calculation:

1	ADJUSTED EBITDA (75%)
Our achievement of Adjusted EBITDA contributed to the Company Factor as follows:

	Weight	Threshold 0.3x	Target 1.0x	Stretch 2.0x	2018 Actual	2018 Factor
		($ in millions)			($ in millions)
Adjusted EBITDA(1)	75%	$355	$405	$446	$378	0.467

2	CONSOLIDATED NET DEBT (25%)
Our reduction of consolidated net debt contributed to the Company Factor as follows:

	Weight	Threshold 0.3x	Target 1.0x	Stretch 2.0x	2018 Actual	2018 Factor
		($ in millions)			($ in millions)
Consolidated Net Debt(1)	25%	$1,527	$1,466	$1,412	1,474(2)	0.226
__________________

(1)
For discussion on goal setting, please refer to "Selecting Performance Metrics and Setting Associated Goals." For a reconciliation of GAAP financial measures to non-GAAP financial measures, please refer to “Annex A — Non-GAAP Reconciliations.”

(2)
Consolidated net debt for 2018 was $1,481 million. Given the Company's exposure to non-U.S. debt, consolidated net debt for purposes of ICP is calculated to exclude the effect of foreign currency and was adjusted to account for the Company's refinancing of its 10.5% Senior Notes in 2018.

2018 Certified Annual Cash Incentive Compensation
Based on calculations outlined in the steps above, we paid total cash incentive compensation to our NEOs in the following amounts for the 2018 performance year:

Named Executive Officer	Company Factor	x	ICP Target ($)	-	Safety Factor (-10%)($)	=	2018 Total ($)
Kevin M. Fogarty	0.693		1,000,000		69,300		623,700
Christopher H. Russell	0.693		200,000		13,860		124,740
Stephen E. Tremblay	0.693		350,000		24,255		218,295(1)
Holger R. Jung	0.693		240,000		16,632		149,688
Marcello C. Boldrini	0.693		240,000		16,632		149,688
James L. Simmons	0.693		255,000		17,672		159,044
________________

(1)	Our Compensation Committee approved the discretionary payment to Mr. Tremblay based on the continuation of his employment through December 31, 2018.

´	Why Did Our Compensation Committee Use Negative Discretion?
Despite not having a safety-focused metric in the 2018 Annual Cash Incentive Compensation design, the Compensation Committee recognized that the Company's safety performance fell below 2017 levels and that a payout based solely on the predetermined financial factors felt inappropriate. As such, the Compensation Committee applied negative discretion to reduce the payout for each executive officer by ten percent.

2019 Design for Annual Cash Incentive Compensation
Based on stockholder engagement and analysis from Farient, with the exception of the safety-related metric detailed below, our Compensation Committee decided not to adjust the design of the ICP program. Any compensation paid under our 2019 ICP will be paid in cash, and we expect that such payments, if any, will be made around March 15, 2020. In 2019, Target Bonus percentages for Messrs. Jung and Boldrini will increase from 60% of base salary to 70% of base salary and for Mr. Simmons will increase from 60% of base salary to 65% of base salary.

Focusing on Our Core Value of Safety
For 2019, our Compensation Committee incorporated a Safety Multiplier to the annual cash incentive compensation calculation. Payouts will be reduced by 10% if the Total Incidents Recorded ("TIR") is greater than 0.6 and will be increased by 10% if the TIR is less than 0.4. Our Compensation Committee reviewed data from the American Chemistry Council and internal metrics in arriving at these targets.

Long-Term Equity Incentive Compensation
For 2018, the targeted long-term equity incentive compensation for our NEOs continued to be comprised of one-third RSAs and two-thirds PRSUs. RSAs are a useful retention tool that require an executive to continue to work for the Company during the three-year cliff vesting period. PRSUs, which are settled in shares of common stock of the Company, further align the interests of our executives with those of our stockholders because such awards vest, if at all, based upon the achievement of performance targets that indicate the successful operation of our business and the creation of stockholder value.
RSA, RSU and PRSU Grants for 2018 and 2019
In each of 2018 and 2019, our Compensation Committee approved long-term equity incentive compensation to our NEOs at targeted amounts, resulting in the following grants:

	2018 Grants		2019 Grants
Named Executive Officer	RSAs (#)(1)	PRSUs (#)(2)	RSUs (#)(3)	PRSUs (#)(2)
Kevin M. Fogarty	24,023	48,047	30,278	60,555
Christopher H. Russell	4,991	2,070	1,397	2,795
Stephen E. Tremblay(4)	5,913	11,827	-	-
Holger R. Jung	4,435	8,870	5,217	10,434
Marcello C. Boldrini	3,326	6,653	4,192	8,385
James L. Simmons	3,326	6,653	4,192	8,385
________________

(1)
The RSAs are subject to three-year cliff vesting. For Mr. Russell, this includes 3,956 RSAs granted in recognition of the additional responsibilities assumed by him as a result of his appointment as Kraton's interim principal financial officer, and that are subject to a one-year vesting schedule.

(2)
The PRSUs are reported at target levels and will vest three-years from the date of grant in an amount, if at least the threshold level of performance is achieved, ranging from 0.5x target to 2.0x target level depending on performance against the Compensation Committee's established metrics for the achievement of cumulative ROCE and rTSR.

(3)	For 2019, our Compensation Committee granted restricted stock units ("RSUs") subject to a three-year graded vesting.

(4)	Mr. Tremblay's employment terminated on December 31, 2018 and therefore he was not granted any 2019 awards.
Our Restricted Stock Performance Units
Our Compensation Committee determined that rTSR, as a relative external benchmark, and cumulative ROCE, as an absolute metric, render an appropriate mix of metrics for our PRSUs. Since 2017, our Compensation Committee weighted the relative and absolute metrics as follows:

´	Why These Performance Metrics?
Our Compensation Committee allocated a 50% weighting to relative TSR because our stockholders value relative metrics alongside absolute metrics and because relative TSR ensures a direct alignment between long-term equity compensation and stockholder interests.

Cumulative Return on Capital Employed (Cumulative ROCE)
Our Compensation Committee determines cumulative ROCE by comparing the cumulative net operating profit over the three-year performance period against a range of cumulative Return Percentage (defined below) levels over the same three-year performance period. The following steps outline how the Compensation Committee will determine the cumulative ROCE for outstanding PRSUs:

1	Calculate the Cumulative Net Operating Profit (for the three-year period)
We define net operating profit as Adjusted EBIT, net of taxes at a specified rate. We add our net operating profit for each year in the performance period to obtain the cumulative net operating profit.

2	Calculate the Cumulative Return Percentage Levels (for the three-year period)
Each year, our Compensation Committee determines the threshold, target or stretch Return Percentage levels by multiplying our average capital employed (being the annual average of total assets, less excess cash greater than $50 million, less total current liabilities, plus the current portion of long-term liabilities, all determined on a U.S. GAAP basis) by the Return Percentages for each year determined by the Compensation Committee (and disclosed annually) to ensure a meaningful improvement on our performance. For additional discussion of how our Compensation Committee sets 2018 goals, including the specific Return Percentages, please refer to "Selecting Performance Metrics and Setting Associated Goals".
The below provides an example of the calculation described in Step 2:

	Year One		Year Two		Year Three		Cumulative
Threshold (0.5x Target)	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	=	Threshold Return Percentage
Target (1.0x Target)	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	=	Target Return Percentage
Stretch (2.0x Target)	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	+	Avg. Capital Employed x Return Percentage	=	Stretch Return Percentage

3	Compare the Cumulative Net Operating Profit (Step 1) to the Cumulative Return Percentage Levels (green column from Step 2) to determine the performance factor for cumulative ROCE.
Our Compensation Committee then compares the cumulative net operating profit over the performance period to the range of cumulative Return Percentage levels over the same period to determine the vesting factor.
Relative TSR (rTSR)
Relative TSR is measured by the change in stock price over the three-year performance period (calculated using the closing price on the last trading day of the applicable years), plus reinvestment of dividends on the ex-dividend date. This number is then compared to the applicable TSR Peer Group (as discussed above), with the payout based on our percentile rank relative to such TSR Peer Group.

The Completed Performance Cycle for our 2016 PRSUs
In 2016 our Compensation Committee granted PRSUs with a three-year performance period through December 31, 2018 ("2016 PRSUs"). For the 2016 PRSUs, our Compensation Committee certified a performance at 33.5% of target based on the following results:

ROCE (75%)
Threshold (0.5x Target)	$578,722
Target (1.0x Target)	$655,542

Stretch (2.0x Target)	$732,361

Actual Net Operating Profit (with taxes at 15%)	$480,192

Attainment of 0%
¾ Weighting x 0% Attainment = 0%

Relative TSR (25%)
Threshold (0.5x Target)	30th Percentile

Target (1.0x Target)	50th Percentile

Stretch (2.0x Target)	75th Percentile

Actual relative TSR	58.6th Percentile

Attainment of 134%
¼ Weighting x 134% Attainment = 33.5%

Named Executive Officer(1)	# Shares at Target	Value of Grant(2)	# Shares at Vest	Realized Value(3)
Kevin M. Fogarty	111,111	$1,967,365	37,221	$1,325,440
Christopher H. Russell	5,761	$102,006	1,930	$68,727
Holger R. Jung	24,691	$437,186	8,270	$294,495
James L. Simmons	14,403	$255,024	4,824	$171,783
________________

(1)	Mr. Boldrini was not granted any 2016 PRSUs. Mr. Tremblay forfeited all 2016 PRSUs upon his termination from the Company on December 31, 2018.

(2)
The grant-date fair value for PRSUs is computed in accordance with FASB ASC Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 6, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our 2018 Annual Report.

(3)	The realized value was calculated based on the closing price of our common stock on February 26, 2019, the date that the 2016 PRSUs fully vested, which was $35.61.

Payouts Resulting From Rigorous Metrics for our PRSUs
Our recent results against the compensation targets for our PRSUs demonstrate that our Compensation Committee sets challenging goals. For the PRSUs granted in 2016, our Compensation Committee certified performance at 33.5%, with a 0% performance certification for the ROCE component and a 134% performance certification for the rTSR. For the ROCE component of our 2016 PRSUs, ROCE was 6.4% in 2016, 6.2% in 2017 and 6.2% in 2018, with a cumulative ROCE of 6.3% over the performance period.

Update on the Outstanding Performance Cycles for our 2017 and 2018 PRSUs
In 2018, we completed the first year of the three-year performance period for our 2018-2020 PRSUs and the second year of the three-year performance period for our 2017-2019 PRSUs. Although the cumulative ROCE levels will not be determined until the end of the performance period, and may vary significantly following each year’s financial results, the following tables shows the current financial status of the cumulative ROCE achievement for our outstanding PRSUs:

2017 - 2019 PRSUs	2017		2018		2019		FY 2018
Threshold (0.5x Target)	$2,625,388 x 6.2% $162,774	+	$2,614,155 x 6.5% $169,920	+	$TBD x 7.0%	=	$332,694

Target	$2,625,388 x 6.4% $168,025	+	$2,614,155 x 6.8% $177,763	+	$TBD x 7.4%	=	$345,788

Stretch (2.0x Target)	$2,625,388 x 6.9% $181,152	+	$2,614,155 x 7.3% $190,833	+	$TBD x 8.2%	=	$371,985

Actual Net Operating Profit (with taxes at 29%)	$162,881	+	$161,011	+	$TBD	=	$323,892

2018 - 2020 PRSUs	2018		2019		2020		FY 2018
Threshold (0.5x Target)	$2,614,155 x 6.2% $162,078	+	$TBD x 6.5%	+	$TBD x 6.9%	=	$162,078
Target	$2,614,155 x 7.1% $185,605	+	$TBD x 7.5%	+	$TBD x 8.0%	=	$185,605

Stretch (2.0x Target)	$2,614,155 x 7.7% $201,290	+	$TBD x 8.8%	+	$TBD x 9.8%	=	$201,290

Actual Net Operating Profit (with taxes at 21%)	$179,154	+	$TBD	+	$TBD	=	$179,154

2019 Design for Long-Term Equity Incentive Compensation
Based on analysis from Farient, for 2019 our Compensation Committee decided to issue long-term equity incentive in the form of RSUs (instead of RSAs), and PRSUs. The weighting for RSUs remains the same as the prior weighting for RSAs. The RSUs will vest ratably over three years (instead of a three year cliff vest). Our Compensation Committee reviewed market data and determined that a ratable vesting schedule was in line with market practice. Each year, our Compensation Committee determines the cumulative ROCE metrics for the new grant cycle based upon current information. Our 2019 performance goals for the cumulative ROCE metric of the PRSUs as follows:

Level	Actual ROCE	Cumulative ROCE			Relative TSR (Percentile Rank)
	2018	2019	2020	2021
Threshold (0.5x Target)	6.9%	6.6%	6.7%	6.9%	30th
Target (1.0x Target)	6.9%	7.5%	7.8%	8.0%	50th
Stretch (2.0x Target)	6.9%	8.0%	8.5%	8.7%	75th

´	Why These Performance Metrics?
The target levels for cumulative ROCE (using a 21% tax rate) align with the Company’s 2019 Strategic Plan, as approved by the Board. Cumulative ROCE levels for prior PRSUs were overly aspirational in comparison to peers, particularly those with similar high asset intensity as us and industry-wide performance.

Other Compensation for our NEOs
Fringe Benefits/Perquisites
No material fringe benefits or perquisites were provided to our NEOs in 2018.
Supplemental Disability Insurance
Our senior managers and executives, including our NEOs, participate in a supplemental disability insurance program for which the premiums are paid by the Company. The plan provides disability income protection at two-thirds of base salary and annual cash incentive compensation with no maximum benefit. For 2018, annual premiums for our NEOs ranged from approximately $1,400 to $28,000. The Compensation Committee determined that the provision of this benefit was appropriate in order to provide competitive, market-based benefits to our NEOs.
U.S. 401(k) Plan
Our NEOs are eligible to participate in the Kraton Savings Plan, a broad-based tax-qualified savings plan providing for employer and employee contributions for employees employed within the United States.
Non-Qualified Defined Benefits Restoration Plan
Our NEOs, who participate in our U.S. 401(k) plan, are eligible to participate in a non-qualified defined benefits restoration plan. This non-qualified plan is intended to restore certain benefits that may not be provided under the tax-qualified savings plan due to certain limitations imposed on tax-qualified plans by the Internal Revenue Code of 1986, as amended (the "IRC").
U.S. Pension Plan
Since he was hired prior to October 15, 2005, Mr. Fogarty was afforded an opportunity to participate in our broad-based tax-qualified noncontributory pension plan. Employees hired on or after October 15, 2005 are not eligible to participate in the pension plan. The pension plan was amended in 2005 to provide participants with a choice, which was effective as of January 1, 2006, between (1) continuing to accrue benefits under the final average pay formula provided for under the pension plan or (2) “freezing” benefits under the pension plan in exchange for an enhanced benefit under the Kraton Savings Plan. For participants who chose to receive the enhanced benefit under the Kraton Savings Plan, the final average earnings, service and social security benefit components of the pension formula (as defined in the plan) were frozen as of December 31, 2005. However, such participants will still be credited with service accumulated after December 31, 2005 for purposes of vesting of benefits under the pension plan.
Executive Severance Program
Certain of our executives, including our NEOs, participate in the Kraton Corporation Executive Severance Program. The Compensation Committee provides severance to our executive officers because it is consistent with the market practice among our peer companies, and, in the business judgment of the Compensation Committee, is necessary for our recruitment and retention goals. Each of the participants in the program has executed a non-competition and confidentiality agreement.
The severance program provides for severance payments upon certain events terminating employment. In the event the NEO’s employment is terminated by us without “cause” or by the NEO for “good reason” (as each such term is defined in the severance program), Mr. Fogarty would be entitled to 24 months of salary, up to 24 months of medical benefit continuation and a lump-sum payment equal to 2 times the average bonus over the prior three years, and other NEOs would be entitled to 12 months of base salary, up to 12 months medical benefit continuation and a lump-sum payment equal to one times the average bonus over the prior three years. In the event such termination occurs within two years immediately following a change in control of the Company, Mr. Fogarty would be entitled to 36 months of salary, up to 36 months of medical benefit continuation and a lump-sum payment equal to three times the target bonus for that year for Mr. Fogarty, and other NEOs would be entitled to 24 months of base salary, up to 24 months of medical benefit continuation and a lump-sum payment equal to two times the target bonus for that year. The Compensation Committee elected these multiples based upon a market assessment of the severance benefits offered by our peer companies and a determination that these levels were consistent with market practice and, therefore, serve our recruitment and retention goals.
Other Compensation Policies
Section 162(m) of the Internal Revenue Code
For 2018, the Compensation Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the IRC, which provides that the Company generally may not deduct for federal income tax purposes annual compensation in excess of $1 million paid to certain employees. For taxable years beginning prior to December 31, 2017, the $1 million limit did not apply to performance-based compensation if, among meeting other requirements, the compensation was payable pursuant to stockholder-approved plans and was approved by directors who qualified as “outside directors” within the meaning of Section 162(m) of the IRC.
Our Compensation Committee has been able to structure certain of the executive compensation plans and arrangements so that they will not be subject to the 162(m) deduction limit. However, although tax consequences are considered in its compensation decisions, our Compensation Committee has not adopted a policy that all compensation must be deductible. Rather, our Compensation Committee gives priority to the overall compensation objectives discussed above, which includes alignment with long-term stockholder value creation.
Moreover, the exemption from the Section 162(m) deduction limit for qualified performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2018.  As a result of the repeal, compensation paid to our covered executives in excess of $1 million will not be deductible by the Company even if it would otherwise meet the requirements of qualified performance-based compensation, except with respect to certain “grandfathered” arrangements.  The Compensation Committee will monitor developments and assess the impact of the nondeductibility of compensation in light of the changes to Section 162(m).  However, the Compensation Committee will retain the flexibility to authorize compensation that is not deductible consistent with our compensation policies and as determined to be in the bests interests of the Company and its stockholders.
Financial Restatement
The 2009 Plan and the 2016 Plan provide that performance-based compensation granted under each such plan is subject to a right of recapture. In the event that a determination that the achievement of a performance goal was based on incorrect data and such goal was in fact not achieved, any compensation under the respective plan that was paid on the basis of the purported achievement of such goal must be returned.

Executive Compensation Recoupment Policy
The Company has also adopted an Executive Compensation Recoupment Policy. The policy covers our Section 16 reporting persons under the Exchange Act, which includes our NEOs. The policy provides that we will, to the extent permitted by applicable law, seek to recover, at the direction of the Compensation Committee after it has considered the costs and benefits of doing so, any annual incentive compensation payment, long-term incentive payment or other payment to a covered executive under the following circumstances:

•	the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of our financial statements as filed with the SEC;

•	the Compensation Committee determines that the covered executive engaged in fraud or willful misconduct that caused or substantially caused the substantial restatement; and

•	a lower payment would have been made to the covered executive based upon the restated financial results.
In each instance, we will to the extent practicable seek to recover from the covered executive the amount by which the Compensation Committee has determined that an incentive payment made in the prior three years to such covered executive for the relevant period exceeded the lower payment that would have been made based on the restated financial results.
The full text of the Executive Compensation Recoupment Policy was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on September 16, 2013.
Executive Stock Ownership Guidelines
To further align the financial interests of our executives with those of our stockholders, our Board has adopted executive stock ownership guidelines. The guidelines apply to our Section 16 reporting persons under the Exchange Act, which includes our NEOs.
Our guidelines provide that our executives should own an amount of shares equal to a multiple of the executive’s annual base salary as follows:

Covered Executive	Ownership Target
Chief Executive Officer	5X
Chief Financial Officer	3X
SVP – Segment Presidents	2.5X
Chief Technology Officer; SVP – Global Operations	1.5X
Other Executives	1X
Each executive covered by the guidelines is expected to comply with the ownership target within the five-year period commencing on January 1 of the year following the date on which such executive becomes subject to the guidelines. During the five-year period, such executives are expected to make reasonable progress, as determined by the Compensation Committee, toward their ownership targets. As of December 31, 2018, it was determined that all executives subject to the guidelines had reached, or were making reasonable progress toward, their respective ownership targets.

Hedging, Pledging and Trading in Stock Derivatives
Our Stock Trading Policy prohibits the purchase by our directors or executive officers of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of equity securities of the Company held, directly or indirectly, by any director or executive officer. Our Stock Trading Policy prohibits pledging of any Company stock as security by our directors or executive officers. Our Stock Trading Policy prohibits our employees, including our NEOs, from speculative trading in our common stock, including the trading of stock derivatives, and prohibits the establishment or use of a margin account with a broker-dealer for the purpose of buying or selling securities of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Anna C. Catalano
Dominique Fournier
Dan F. Smith
Karen A. Twitchell, Chair

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table
The following table provides information concerning compensation we paid or accrued on behalf of our NEOs for each of our last three completed fiscal years.

Name Principal Position	Year	Salary(7) ($)	Bonus(7) ($)	Stock Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Kevin M. Fogarty	2018	981,250	—	3,639,297	623,700	—	174,450	5,418,697
President and Chief Executive Officer	2017	912,500	—	3,086,292	995,300	1,845	145,635	4,647,072
	2016	875,000	—	2,922,650	654,500	1,106	193,816	5,326,096
Christopher H. Russell(5)	2018	275,000	15,600(6)	256,791	124,740	—	32,487	704,618
Vice President and Chief Financial Officer (Interim) and Chief Accounting Officer	2017	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—
Stephen E. Tremblay	2018	493,750	292,500(6)	895,814	218,295	—	91,813	1,992,172
Former Executive Vice President and Chief Financial Officer	2017	475,000	—	866,278	357,770	—	80,364	1,779,412
	2016	468,750	—	865,974	248,710	—	88,622	1,672,056
Holger R. Jung	2018	400,000	—	671,858	149,688	—	73,943	1,295,489
Senior Vice President and Polymer Segment President	2017	400,000	—	649,708	258,240	—	65,871	1,282,577
	2016	393,750	—	649,476	179,520	—	59,831	1,408,148
Marcello C. Boldrini(5)	2018	395,000	—	503,909	149,688	—	51,839	1,100,436
Senior Vice President and Chemical Segment President	2017	285,000	100,000	647,040	183,996	—	146,135	1,362,171
	2016	—	—	—	—	—	—	—
James L. Simmons(5)	2018	418,750	112,500(6)	503,909	159,044	—	69,838	1,264,041
Senior Vice President, General Counsel & Secretary	2017	387,500	—	433,109	236,720	—	57,249	1,116,595
	2016	337,500	—	378,862	136,360	—	58,119	910,841
_______________

(1)
This column consists of RSAs and PRSUs granted pursuant to the 2009 Plan (for 2016), and pursuant to the 2016 Plan (for 2017 and 2018). Amounts set forth in the Stock Awards column represents the aggregate grant date fair value in accordance with the FASB ASC Topic 718. For the assumptions used in calculating the fair value, refer to Note 6, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our 2018 Annual Report.

Consistent with FASB ASC Topic 718, the table below shows the full grant date fair value for the market-related TSR component for the entire three-year performance cycle for each PRSU and was determined using a Monte Carlo simulation model. Also set forth is the grant date fair value for the performance-related component of the PRSUs (i) based upon the probable outcome of the performance-related component as of the grant date, and (ii) based upon achieving the maximum level of performance under the performance-related component as of the grant date.

		Grant Date Value
Name		Probable (Target) Outcome of Performance-Related Component	Maximum Outcome of Performance-Related Component	Market-Related Component
Kevin M. Fogarty	2018	$1,083,362	$2,166,724	$1,472,671
	2017	$949,995	$1,899,990	$1,186,302
	2016	$1,432,911	$2,865,822	$534,449
Christopher H. Russell	2018	$46,673	$93,346	$63,446
Stephen E. Tremblay	2018	$266,692	$533,384	$362,467
	2017	$266,640	$533,281	$332,983
	2016	$424,579	$849,158	$158,345

		Grant Date Value
Name		Probable (Target) Outcome of Performance-Related Component	Maximum Outcome of Performance-Related Component	Market-Related Component
Holger R. Jung	2018	$199,996	$399,992	$271,866
	2017	$199,987	$399,974	$249,733
	2016	$318,417	$636,834	$118,764
Marcello C. Boldrini	2018	$150,031	$300,062	$203,884
	2017	$147,193	$294,386	$150,840
James L. Simmons	2018	$150,031	$300,062	$203,884
	2017	$133,334	$266,668	$149,886
	2016	$185,758	$371,515	$69,264

(2)
Amounts listed in this column consist of cash incentive payments pursuant to the 2013 Cash Incentive Plan (for year 2016) or the 2016 Plan (for year 2017 and 2018). Please see the discussion of the specific components of the 2018 ICP under "Compensation Discussion and Analysis."

(3)
All amounts in this column reflect the aggregate change in the actuarial present value of the NEO’s accumulated benefit under our pension plan during the applicable periods. Our NEOs do not earn above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

(4)	Amounts in this column for 2018 consist of amounts paid by the Company for:

	Kevin M. Fogarty	Christopher H. Russell	Stephen E. Tremblay	Holger J. Jung	Marcello C. Boldrini	James L. Simmons
Explanation	($)
Savings Plan Contributions	145,187	29,603	75,436	62,830	46,086	63,844
Supplemental Disability Premiums	27,763	1,384	15,627	9,613	5,753	5,994
HSA Contribution	1,500	1,500	750	1,500	-	-

(5)	Compensation information is not provided for fiscal years in which the individual was not a named executive officer.

(6)
For Messrs. Tremblay and Simmons, payments consisted of the previously disclosed special retention awards, which were granted on February 10, 2016 and vested on January 6, 2018, in recognition of significant contributions made in connection with the acquisition of Arizona Chemical. For Mr. Russell, payment consisted of the previously disclosed cash supplemental award in recognition of the additional responsibilities assumed by him as a result of his appointment as the Company's interim principal financial officer.

(7)
For our Chief Executive Officer, in 2018, salary was 18% of his total compensation and bonus was 0% of his total compensation. For our other named executive officers, as a group, salary was 31% of their total compensation. In 2018, as a percentage of total compensation, bonus was 15% for Mr. Tremblay, 9% for Mr. Simmons and 2% for Mr. Russell.

Pay Ratio
As disclosed above in the Summary Compensation Table, the total compensation for our CEO in 2018 was $5,418,938. The median of the annual total compensation of all employees of the Company, as calculated below, was $109,847. Therefore, the ratio between the CEO's total compensation and the median employee's total compensation was 49:1.
We calculated the ratio using the same median employee identified in 2017 because there was not a change in (a) the original median employee’s circumstances, or (b) the Company’s employee population or employee compensation arrangements, that we reasonably believe would result in a significant change in the pay ratio disclosure. See our 2018 proxy statement for information regarding the process we utilized to identify our “median employee.” We calculated annual total compensation for our median employee using the same methodology we use for our named executive officers as set forth in the 2018 Summary Compensation Table.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2018 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	# of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	# of securities remaining available for future issuance under equity compensation plans (excludes securities reflected in first column)(1)
Equity compensation plans approved by stockholders	503,476	28.12	3,354,625
Equity compensation plans not approved by stockholders	—	—	—
Total:	503,476	28.12	3,354,625
_________________

(1)	Represents equity securities remaining available for future issuance under the 2016 Plan.
Grants of Plan-Based Awards
The following table provides details regarding plan-based awards granted to our NEOs during the fiscal year ended December 31, 2018.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Award(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(5)			All Other Stock Awards: Number of Shares of Stock (#)(3)(5)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin M. Fogarty		300,000	1,000,000	2,000,000	—	—	—	—	—
	2/23/2018	—	—	—	24,024	48,047	96,094	—	2,555,980
	2/23/2018	—	—	—	—	—	—	24,023	1,083,317
Christopher H. Russell		60,000	200,000	400,000	—	—	—	—	—
	2/23/2018	—	—	—	1,035	2,070	4,140	—	110,119
	2/23/2018	—	—	—	—	—	—	1,035	46,673
	12/5/2018	—	—	—	—	—	—	3,956	99,998
Stephen E. Tremblay		105,000	350,000	700,000	—	—	—	—	—
	2/23/2018	—	—	—	5,914	11,827	23,654	—	629,167
	2/23/2018	—	—	—	—	—	—	5,913	266,647
Holger R. Jung		72,000	240,000	480,000	—	—	—	—	—
	2/23/2018	—	—	—	4,435	8,870	17,740	—	471,862
	2/23/2018	—	—	—	—	—	—	4,435	199,996
Marcello C. Boldrini		72,000	240,000	480,000	—	—	—	—	—
	2/23/2018	—	—	—	3,327	6,653	13,306	—	353,923
	2/23/2018	—	—	—	—	—	—	3,326	149,986
James L. Simmons		76,500	255,000	510,000	—	—	—	—
	2/23/2018	—	—	—	3,327	6,653	13,306	—	353,923
	2/23/2018	—	—	—	—	—	—	3,326	149,986
_________________

(1)	These columns provide information on potential payouts for our 2018 ICP under our 2016 Plan. For information on actual amounts earned, see "— Summary Compensation Table" above.

(2)
These columns provide information on potential share issuances under PRSUs granted under our 2016 Plan. The amount issued will be determined based on cumulative ROCE (50%) and rTSR (50%) over a three-year performance period ending February 23, 2021 and assuming the executive's continuous employment with our Company during such period.

(3)
This column reflects grants of RSAs to each of our NEOs under our 2016 Plan. Our annual grants of RSAs are subject to three-year cliff vesting. Mr. Russell's grant on December 5, 2018 was made in recognition of the additional responsibilities assumed by him as a result of his appointment as Kraton's interim principal financial officer, and will vest on December 5, 2019 subject to Mr. Russell being employed by the Company through such date.

(4)
The grant-date fair value for each award is computed in accordance with the FASC ASB Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in such calculation, refer to Note 6, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our 2018 Annual Report.

(5)
For narrative disclosure regarding the material terms of the awards, including a description of the performance and market conditions to be applied in determining the amounts payable, and the vesting schedule, please refer to "Compensation Discussion and Analysis".

Outstanding Equity Awards at 2018 Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2018.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: number of unearned shares, units or other rights that have not vested (#)(4)	Equity Incentive Plan Awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)
Kevin M. Fogarty	39,496	—	14.46	1/3/2020	—	—	—	—
	83,098	—	37.11	3/7/2021	—	—	—	—
	77,485	—	28.42	3/5/2022	—	—	—	—
	65,093	—	23.84	3/4/2023	—	—	—	—
	73,052	—	27.98	3/3/2024	—	—	—	—
	—	—	—	—	113,629	2,481,657	—	—
	—	—	—	—	—	—	55,556	1,213,343
	—	—	—	—	—	—	34,050	743,652
	—	—	—	—	—	—	24,024	524,684
Christopher H. Russell	—	—	—	—	9,544	208,441	—	—
	—	—	—	—	—	—	2,881	62,921
	—	—	—	—	—	—	1,673	36,538
	—	—	—	—	—	—	1,035	22,604
Stephen E. Tremblay	20,821	—	28.42	3/5/2022	—	—	—	—
	14,646	—	23.84	3/4/2023	—	—	—	—
	21,591	—	27.98	3/3/2024	—	—	—	—
	—	—	—	—	31,931	697,373	—	—
	—	—	—	—	—	—	16,461	359,508
	—	—	—	—	—	—	9,558	208,747
	—	—	—	—	—	—	5,914	129,162
Holger R.Jung	—	—	—	—	23,949	523,046	—	—
	—	—	—	—	—	—	12,346	269,637
	—	—	—	—	—	—	7,168	156,549
	—	—	—	—	—	—	4,435	96,860
Marcello C. Boldrini	—	—	—	—	10,903	238,122	—	—
	—	—	—	—	—	—	4,330	94,567
	—	—	—	—	—	—	3,327	72,662
James L. Simmons	—	—	—	—	15,306	334,283	—	—
	—	—	—	—	—	—	7,202	157,292
	—	—	—	—	—	—	4,779	104,373
	—	—	—	—	—	—	3,327	72,662
_______________
(1)    Options granted were granted pursuant to the 2009 Plan.
(2)    The vesting of the RSAs set forth in the table above is as follows:

		Kevin M. Fogarty	Christopher H. Russell	Stephen E. Tremblay	Holger R. Jung	Marcello C. Boldrini	James L. Simmons
Grant Date	Vest Date	Shares Subject to the Grant
2/26/2016	2/26/2019	55,556	2,881	16,461	12,346	-	7,202
3/2/2017	3/2/2020	34,050	1,672	9,557	7,168	-	4,778
4/1/2017	4/1/2019	-	-	-	-	3,247	-
	4/1/2020	-	-	-	-	4,330	-
2/23/2018	2/23/2021	24,023	1,035	5,913	4,435	3,326	3,326
12/5/2018	12/5/2019	-	3,956	-	-	-	-

(3)	The market value of unvested RSAs and unearned PRSUs is calculated based on the closing price of our common stock on December 31, 2018, the last trading day of the year, which was $21.84.

(4)	The number of shares reported in this column and the payout value calculated in the column to the right are based on the achievement of threshold performance levels.
Option Exercises and Stock Vested
The following table sets forth information regarding equity awards held by our NEOs exercised or vested during fiscal year 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Kevin M. Fogarty	137,081	4,870,884	131,146	5,902,226
Christopher H. Russell	—	—	4,016	192,868
Stephen E. Tremblay	22,259	275,819	38,857	1,748,759
Holger R. Jung	—	—	29,143	1,311,581
Marcello C. Boldrini	—	—	3,247	154,184
James L. Simmons	—	—	17,000	765,085
________________

(1)
The value realized on exercise is calculated by multiplying the number of options exercised by the difference between the market price of the underlying securities at exercise and the exercise price of the option.

(2)
For Messrs. Fogarty, Tremblay, Jung and Simmons, includes the vesting of (i) approximately 93.1% of the total PRSUs granted to the NEO on February 27, 2015, and (ii) the RSAs granted to the NEO on February 27, 2015. For Mr. Russell, includes the vesting of (i) approximately 93.1% of the total PRSUs granted to the NEO on June 18, 2015, and (ii) the RSAs granted to the NEO on June 18, 2015. For Mr. Boldrini, includes the vesting of RSAs granted to the NEO on April 1, 2017.

(3)	The value realized on vesting is calculated by multiplying the number of shares of stock by the fair market value of the underlying shares on the vesting date.
Pension Benefits
The following table sets forth information regarding participation of our NEOs in our U.S. Pension Plan during fiscal year 2018.

Name(1)	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Kevin M. Fogarty	U.S. Pension Plan	0.6	13,819	0
________________

(1)	Messrs. Russell, Tremblay, Jung, Boldrini and Simmons are not eligible to participate in our U.S. Pension Plan.

(2)
Present value of accumulated benefits were calculated as of December 31, 2018 using 4.45% interest and the RP-2014 Mortality Table with MP-2018 Project Scale. The calculation assumes Mr. Fogarty will commence his benefit at age 65.

We maintain a tax-qualified noncontributory defined benefit pension plan that covers our U.S. eligible employees hired prior to October 15, 2005, our former employees and our retirees. See Note 14, Employee Benefits, in the Notes to Consolidated Financial Statements contained in our 2018 Annual Report. We contribute to the plan on behalf of our eligible employees. Employees do not contribute to the plan. The pension plan is intended to qualify under Section 401 of the IRC.
The normal retirement benefit formula for participants is approximately 1.6% of the participant’s average final compensation multiplied by years of accredited service, minus a percentage of benefits received under social security. The Company does not have a policy of granting extra years of service. The primary elements of compensation that are included in applying the payment and benefit formulae are (1) base salary, including salary deferrals, and (2) non-deferred payments under incentive compensation plans prior to a participant’s separation from service, provided that no more than three consecutive payments of incentive compensation are taken into account.

Participants become eligible to begin receiving payments when they reach “normal” retirement age of 65. Under certain circumstances participants may receive payments at early retirement; however, under no circumstances may early retirement occur before the age of 45. None of our NEOs is currently eligible for early retirement under the terms of the pension plan. Only Mr. Fogarty participates in the pension plan and benefits were frozen as of December 31, 2005; however, he continues to accumulate his years of credited service for purposes of vesting under the plan.
Nonqualified Deferred Compensation
The following table sets forth information regarding participation of our NEOs in our Benefits Restoration Plan (our non-qualified deferred compensation plan) for fiscal year 2018.

Name	Executive Contributions in 2018 ($)	Company Contributions in 2018 ($)(1)	Aggregate Earnings in 2018 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2018 ($)
Kevin M. Fogarty	102,093	117,687	78,263	-	1,972,973
Christopher H. Russell	8,925	10,413	2,737	-	49,260
Stephen E. Tremblay	34,591	47,936	47,558	-	635,160
Holger R. Jung	22,994	35,330	17,447	-	310,069
Marcello C. Boldrini	18,294	21,343	2,489	-	37,052
James L. Simmons	22,828	36,344	5,451	-	97,678
________________

(1)	Amounts set forth in this column were reported in “All Other Compensation” for 2018 in our “—Summary Compensation Table" above.

(2)
These amounts were not reported for 2018 in our “Summary Compensation Table" because our NEOs do not earn above-market or preferential earnings on contributions under this plan. In 2018, our NEOs invested in these funds with gross one-year average annual total returns reflected as of December 31, 2018: Baron Small Cap Fund Retail Class (-7.39%); Deutsche CROCI® Equity Dividend A (-3.23%); Fidelity® Blue Chip Growth (1.07%); Fidelity® Blue Chip Value (-8.65%); Fidelity Freedom® 2020 (-5.2%); Fidelity Freedom® 2025 (-5.87%); Fidelity Freedom® Income (-1.88%); Fidelity® Growth and Income Portfolio (-8.91%); Fidelity® Large Cap Stock (-9.15%); Fidelity® Real Estate Investment Portfolio (-3.95%); Fidelity® Total Bond (-0.67%); Fidelity® Small Cap Discovery (-13.75%); Fidelity® Worldwide (-4.36%); and AB Discovery Value Fund Class A (-15.22%); Baron Growth Fund Retail Shares (-2.92%); Fidelity® Balanced (-4.02%); Victory RS Small Cap Growth A (-8.97%).

Benefits Restoration Plan
Our Benefits Restoration Plan ("BRP") is intended to restore certain benefits that may not be provided under our tax-qualified savings plan due to limitations under the IRC. Our BRP offers participants the opportunity to defer a portion of their base compensation in excess of the compensation limit under the IRC (“compensation limit”) that applies to our tax-qualified 401(k) plan (“deferral contributions”). Deferral contributions are limited to the matched contribution percentage of the participant’s base compensation under our 401(k) plan. Participants receive employer matching contributions under our BRP on their deferral contributions based on the employer matching contribution formula under our 401(k) plan. Also, participants have the opportunity to receive non-elective employer contributions under our BRP based on the enhanced employer contribution formula under our 401(k) plan based on their base compensation in excess of the compensation limit. To make deferral contributions, a participant must complete a deferral election prior to January 1st of the plan year during which the deferrals will be made. Deferrals and employer contributions are credited to a bookkeeping account and notionally invested in accordance with the participant’s investment elections in the investment options selected for the plan.
A participant’s deferral contributions (and earnings thereon) made under the BRP on and after January 1, 2013 will be paid to the participant in a lump sum cash payment 183 days after the participant’s separation from service date. Deferral contributions (and earnings thereon) made prior to 2013 are subject to the terms and conditions of the plan and the participant’s deferral elections in effect at the time the amounts were contributed to the plan, including with respect to the form of payment of the participant’s pre-2013 benefits.

Termination and Change in Control Payments
The following tables set forth the estimated value of payments and benefits that our NEOs would be entitled to receive under the Kraton Corporation Executive Severance Program and under any outstanding equity award grant agreements, assuming certain terminations of employment and/or assuming a change in control of the Company, in each case occurring on December 31, 2018, which are in addition to the amounts they would be entitled to receive pursuant to the pension plan and the Benefits Restoration Plan, each as described above, as well as benefits available generally to salaried employees. Excluded from the tables below are payouts under the Executive Deferred Compensation Plan, a plan formerly available to our executives, now frozen, under which they were allowed to defer a portion of their annual cash bonus, which was invested in phantom shares of our common stock that are to be issued six months after the executive’s separation from service.

Name and Triggering Event	Severance Payment($)	Accelerated Vesting of Equity Awards ($)(8)	Continuation of Medical Benefits ($)	Total ($)
Kevin M. Fogarty(7)
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason(1)(4)	4,047,063	—	36,528	4,083,591
By us without cause or by executive for good reason within one year after a change in control(4)	—	5,870,963	—	5,870,963
By us without cause or by executive for good reason within two years after a change in control(2)(4)	6,000,000	7,444,972	54,792	13,499,764
Upon Disability or Death(3)	1,023,531	6,249,640	—	7,273,171
Upon a Change in Control	—	—	—	—

Christopher H. Russell
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason(4)(5)	378,014	—	18,264	396,278
By us without cause or by executive for good reason within one year after a change in control(4)	—	298,313	—	298,313
By us without cause or by executive for good reason within two years after a change in control(4)(6)	825,000	366,126	36,528	1,227,654
Upon Disability or Death(3)	103,014	311,635		414,649
Upon a Change in Control	—	—	—	—

Holger R. Jung
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason(4)(5)	665,425	—	18,264	683,689
By us without cause or by executive for good reason within one year after a change in control(4)	—	1,278,535	—	1,278,535
By us without cause or by executive for good reason within two years after a change in control(4)(6)	1,280,000	1,569,117	36,528	2,885,645
Upon Disability or Death(3)	265,425	1,335,603	—	1,601,028
Upon a Change in Control	—	—	—	—

Name and Triggering Event	Severance Payment($)	Accelerated Vesting of Equity Awards ($)(8)	Continuation of Medical Benefits ($)	Total ($)
Marcello C. Boldrini
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason(4)(5)	583,996	—	12,336	596,332
By us without cause or by executive for good reason within one year after a change in control(4)	—	354,594	—	354,594
By us without cause or by executive for good reason within two years after a change in control(4)(6)	1,280,000	572,536	24,672	1,877,208
Upon Disability or Death(3)	183996	412,630	—	596,626
Upon a Change in Control	—	—	—	—

James L. Simmons
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason(4)(5)	630,660	—	17,016	647,676
By us without cause or by executive for good reason within one year after a change in control(4)	—	784,930	—	784,930
By us without cause or by executive for good reason within two years after a change in control(4)(6)	1,275,000	1,002,849	34,032	2,311,881
Upon Disability or Death(3)	205660	836,406	—	1,042,066
Upon a Change in Control	—	—	—	—
__________________

(1)
Upon termination of Mr. Fogarty’s employment by us without cause or by Mr. Fogarty for “good reason,” Mr. Fogarty is entitled to (i) continuation of base salary for 24 months, (ii) a lump sum cash payment equal to two times Mr. Fogarty’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 24 months (such benefits cease when Mr. Fogarty becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 24 months).

(2)
Upon termination of Mr. Fogarty’s employment by us without cause or by Mr. Fogarty for “good reason” within two years after a change in control, Mr. Fogarty is entitled to (i) continuation of base salary for 36 months, (ii) a lump sum cash payment equal to three times Mr. Fogarty’s target annual bonus and (iii) continuation of medical benefits for up to 36 months (such benefits cease when Mr. Fogarty becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 36 months).

(3)
Upon termination of the executive officer’s employment due to Disability or Death, such executive officer, or his estate, is entitled to a lump sum cash payment equal to the product of such executive officer’s average annual bonus paid over the prior three years, times a fraction, the numerator of which is the number of days such executive officer worked in the year in which the termination event occurred and the denominator of which is 365.

(4)
Equity awards vest in accordance with the terms of the individual grant agreements with respect to each award. Options, RSAs and PRSUs (which vest at the Target amount) held by the executive officer vest immediately in the event of termination of such executive officer’s employment by us without “cause” within (a) one year following a change in control for 2016 and 2017 grants, and (b) two years following a change in control for 2018 grants. Options and RSAs also vest in full upon the termination of the grantee’s employment due to Disability or death, and PRSUs will vest at one-third of Target (if termination occurs prior to the first anniversary of grant), two-thirds of Target (after the first anniversary, but prior to the second) or in full (after the second anniversary of grant). Additionally, for our grants of RSAs in 2017 and 2018, the award will become vested on the date the NEO's employment is terminated without Cause (and other than as a result of the NEO's death or Disability) during the six (6) month period prior to third anniversary of the grant date. For our grants of PRSUs in 2017 and 2018, the award will become vested on the third anniversary of the grant date if the NEO's employment is terminated without Cause (and other than as a result of the NEO's death or Disability) during the six (6) month period prior to third anniversary of the grant date.

(5)
Upon termination of the executive officer’s employment by us without cause or by such executive officer for “good reason,” such executive officer is entitled to (i) continuation of base salary for 12 months, (ii) a lump sum cash payment equal to one times such executive officer’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 12 months (such benefits cease when such executive officer becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 12 months).

(6)
Upon termination of the executive officer’s employment by us without cause or by such executive officer for “good reason” within two years after a change in control, such executive officer is entitled to (i) continuation of base salary for 24 months, (ii) a lump sum cash payment equal to two times such executive officer’s target annual bonus and (iii) continuation of medical benefits for up to 24 months (such benefits cease when such executive officer becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 24 months).

(7)
In addition to the amounts set forth in the table for Mr. Fogarty, on the first day of the seventh month from his date of separation, Mr. Fogarty would be entitled to the issuance of 5,607 shares of our common stock based on phantom shares of our common stock Mr. Fogarty holds as a result of deferrals of bonus compensation he had previously made under the terms of the Executive Deferred Compensation Plan and as a result of a grant of phantom stock prior to our initial public offering.

(8)
The value in this column represents an amount equal to the number of shares underlying the executive officer’s unvested RSAs and PRSUs as of December 31, 2018 multiplied by the closing market price of our common stock on December 31, 2018 ($21.84), which was the last trading day of fiscal 2018.

Severance Arrangement for Mr. Stephen E. Tremblay
As a result of the Company terminating Mr. Tremblay's employment on December 31, 2018 without cause, he was entitled to the applicable severance benefits according to the provisions of the Executive Severance Program. Accordingly, in addition to one-year of continuing medical, vision and dental benefit coverage, Mr. Tremblay will receive a total severance payment of $774,925.
Severance Arrangements under Executive Severance Program
The executive severance program generally sets forth the severance, if any, an NEO is entitled to receive under specified circumstances. Any executive who is not party to an employment agreement with us is eligible to be named as a participant in the severance program. Participants are designated by the Compensation Committee each calendar year and are subject to removal from the program upon written notice from the committee. The severance program provides for the payment of severance benefits upon the occurrence of certain termination events. The provisions of the severance program that are related to payments on termination of employment or a change in control of the Company are set forth in the tabular disclosure above at “—Termination and Change in Control Payments.”
The severance program defines “Cause” to mean (A) the executive’s continued failure to substantially perform the executive’s duties, provided that we cannot terminate the executive’s employment for Cause because of dissatisfaction with the quality of services provided by or disagreement with the actions taken by him or her in the good faith performance of his or her duties to our Company; (B) failure to maintain his or her principal residence in the same metropolitan area as our principal headquarters, or elsewhere as mutually agreed; (C) theft or embezzlement of our Company’s property; (D) executive’s conviction of or plea of guilty or no contest to (i) a felony or (ii) a crime involving moral turpitude; (E) the executive’s willful malfeasance or willful misconduct in connection with his or her duties or any act or omission which is materially injurious to the financial condition or business reputation of our Company or any of its subsidiaries or affiliates; or (F) the executive’s breach of the restrictive covenants in any confidentiality, non-compete or non-solicitation agreement.
The severance program defines “Good Reason” to mean (A) our failure to pay the executive’s Base Salary or Annual Bonus (if any) when due; (B) a material reduction in the executive’s Base Salary, the Target Annual Bonus opportunity, or Employee Benefits, other than an across-the-board reduction; (C) a relocation of the executive’s primary work location more than 50 miles from Houston, Texas, without written consent; or (D) a material reduction in the executive’s duties and responsibilities, provided that none of these events shall constitute Good Reason if it was an isolated and inadvertent action not taken in bad faith and if it is remedied by us within 30 days after receipt of written notice (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30-day period, provided that we have commenced remedy within said 30-day period).

Employee Confidentiality and Non-competition Agreements
Each of our NEOs has entered into an Employee Confidentiality and Non-competition Agreement containing confidentiality provisions and providing for customary restrictive covenants, including non-competition and non-solicitation provisions for a period of 12 months following termination of employment.

DIRECTOR COMPENSATION

In making its recommendation to the Board on non-management director compensation, the Compensation Committee considers peer and general industry data, including an analysis of director compensation provided by an independent compensation consultant. To further align the financial interests of our directors with those of our stockholders, our Board has adopted stock ownership guidelines whereby each covered director should own shares of our stock valued at five times the annual cash retainer for service on our Board. As of December 31, 2018, it was determined that all directors subject to the guidelines were making reasonable progress toward their respective ownership targets. Our CEO does not receive compensation for his services as a director.
Components of Non-Management Director Compensation
Our compensation program for non-management directors consists of a combination of cash retainers and equity grants of shares of our fully-vested common stock. We also reimburse our directors for travel, lodging and related expenses incurred in attending Board or committee meetings and for directors’ education programs and seminars. The following table details our 2018 director compensation structure:

Component	Type	Annual Amount
Base Compensation	Equity Grant	$90,000
for all non-management directors	Cash Retainer	$90,000
Additional Cash Fees	Chairman of the Board	$130,000
	Audit Committee Chair	$17,500
for Board and Committee Chairs	Compensation Committee Chair	$12,500
	NGS Committee Chair	$10,000
Director Compensation for Fiscal 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Shelley J. Bausch	90,000	90,010	180,010
Mark A. Blinn	90,000	90,010	180,010
Anna C. Catalano	90,000	90,010	180,010
Dominique Fournier	100,000	90,010	190,010
John J. Gallagher, III	107,500	90,010	197,510
Barry J. Goldstein	90,000	90,010	180,010
Francis S. Kalman (1)	14,750	14,565	29,315
Dan F. Smith	220,000	90,010	310,010
Karen A. Twitchell	102,500	90,010	192,510
Billie I. Williamson (1)	31,060	31,332	62,392
________________

(1)	Mr. Kalman resigned from our Board effective February 28, 2018 and Ms. Williamson joined our Board effective August 27, 2018.

(2)
Amounts set forth in the Stock Awards column represent the aggregate grant date fair value with respect to grants of fully vested common stock in accordance with the FASB ASC Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 6, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our 2018 Annual Report.

Changes to Non-Management Director Compensation for Fiscal 2019
For 2019, our non-management directors will receive total compensation of $190,000 per director, with $90,000 in cash and $100,000 in stock awards. Additionally, the cash fees for the chairperson of the Audit Committee and the Compensation Committee will increase by $2,500 and the cash fees for the chairperson of the NGS Committee will increase by $2,000. The vesting structure and the ownership guidelines remain the same as those for 2018. Following Farient’s comprehensive review of our non-management director compensation, the Compensation Committee recommended to the Board, and the non-management directors of the Board approved, the increases in compensation to each non-management director to bring our non-management director compensation to our peer group median.

PROPOSAL 2
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Exchange Act which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.
As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we seek to align the interests of our NEOs with the interests of our stockholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding encouragement of unnecessary or excessive risk-taking. Elements of compensation paid to our NEOs in 2018 included base salary, annual cash incentive compensation, long-term equity incentive compensation and other compensation. Our Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on executive compensation contained herein.
The Board recommends that stockholders vote “FOR” the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed in this proxy statement pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s compensation paid to our NEOs. Your vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs as described in this proxy statement. The vote is advisory, which means that it is not binding on the Company, the Board or the Compensation Committee. Your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to maintain the appropriate compensation programs to align executive compensation with the interests of the Company and its stockholders. Accordingly, we and the Board welcome our stockholders’ views on this subject and will consider the outcome of this vote when making future decisions regarding executive compensation.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter, adopted by the Board, that outlines its responsibilities and practices. The written charter can be found in the “Investor Relations” section of our website located at www.kraton.com. The Audit Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends changes to the Board to reflect the evolving role of the Audit Committee. The Audit Committee consists of non-management directors who meet the definition of “independent director” for purposes of serving on an audit committee under applicable SEC rules and NYSE listing standards. The Board has determined that each of Messrs. Blinn, Gallagher and Goldstein, and Mmes. Twitchell and Williamson qualifies as an “audit committee financial expert.”
Primary Responsibilities
In 2018, the Audit Committee held nine meetings. During 2018, the Audit Committee, on behalf of the Board, represented and assisted the Board in fulfilling its oversight responsibility relating to, among other things:

•	the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls;
•the performance of the internal audit function;

•	the annual independent audit of the Company’s financial statements;

•	the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance;

•	the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures;
•the evaluation of enterprise risk issues; and
•the fulfillment of the other responsibilities set out in its charter.
The Audit Committee has the sole responsibility for the engagement and retention of the Company’s independent registered public accounting firm and the negotiation and approval of all audit and other engagement fees.
In discharging its responsibilities, the Audit Committee is not itself responsible for the planning or conducting of audits or for any determination that the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles in the United States of America ("GAAP"). The Company’s management is primarily responsible for the Company’s financial statements and the quality and integrity of the reporting process. The independent registered public accounting firm KPMG LLP ("KPMG") is responsible for auditing those financial statements and for expressing an opinion on the conformity of the consolidated financial statements with GAAP. KPMG, which has served as our independent registered public accounting firm since 2001, audited the financial records of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2018.
Oversight of Independent Registered Public Accounting Firm
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed, with the Company’s management and representatives of KPMG, the Company’s audited consolidated financial statements for the year ended December 31, 2018 and management’s report of the effectiveness of the Company’s system of internal control over financial reporting. The Audit Committee discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards,

Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence.
The Audit Committee recognizes the importance of maintaining the independence of KPMG, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance, and independence of KPMG and its lead audit partner for the Company, and determines whether to reengage the firm or appoint a different independent registered public accounting firm. In doing so, the Audit Committee considers the impact to the Company on changing firms, the quality and efficiency of the services provided by KPMG, the non-audit fees and services provided by KPMG, KPMG’s global capabilities, and its technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has retained KPMG as the Company’s independent registered public accounting firm for 2019.
The members of the Audit Committee and the Board believe that, due to KPMG’s knowledge of the Company and the industries in which the Company operates, it is in the best interests of the Company and its stockholders to continue the retention of KPMG to serve as the Company’s independent registered public accounting firm. Although the Audit Committee has the sole authority to retain the independent registered public accounting firm, the Audit Committee has recommended that the Board ask the stockholders to ratify the appointment KPMG as the independent registered public accounting firm at the Annual Meeting.
2018 Audited Financial Statements
In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements and other reports, and of KPMG,who are engaged to audit and report on the consolidated financial statements of the Company and subsidiaries and the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has reviewed and discussed with the Company’s management and KPMG the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Annual Report”). As part of its review and discussion, the Audit Committee asked for management’s representations and reviewed certifications prepared by the President and Chief Executive Officer and the Chief Financial Officer that the Company’s unaudited quarterly and audited consolidated financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company.
In reliance on its review of the audited consolidated financial statements, the review of the report of management on the effectiveness of the Company’s internal control over financial reporting, the discussions referred to above and the receipt of the written disclosures referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the 2018 Annual Report, for filing with the SEC.

Submitted by the Audit Committee:

Mark A. Blinn
John J. Gallagher, III, Chairman
Barry J. Goldstein
Karen A. Twitchell
Billie I. Williamson

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of KPMG LLP as our independent registered public accounting firm. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.
KPMG LLP’s representatives are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions asked by our stockholders.
The Board recommends that stockholders vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Fees Paid to Independent Registered Public Accounting Firm
The following table presents fees billed for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2017 and 2018, as well as other services rendered by KPMG LLP during those periods, exclusive of out-of-pocket expenses:

Description of Services	Amount Billed ($ thousands)
	2018	2017
Audit Fees. The audit of our consolidated financial statements, review of our interim financial statements, review of our systems of internal control over financial reporting, services in connection with statutory and regulatory filings and work in connection with certain financings.	$2,507	$2,757
Audit-Related Fees. Performance of the audit or review of local regulations requirements, that are not reportable as Audit Fees.	—	—
Tax Fees. Tax compliance and tax consulting, primarily related to global transfer pricing, tax reform, restructurings and international operations.	316	773
All Other Fees. Performance of due diligence.	187	—
Total (may not foot due to rounding)	$3,010	$3,530
The services provided by KPMG LLP described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above, if any, were approved by the Audit Committee according to applicable SEC rules. The Audit Committee has considered whether the provision of the above-noted non-audit services is compatible with maintaining the independence of the independent registered public accounting firm and has determined that the provision of such services has not adversely affected KPMG LLP’s independence.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee’s policy is that the committee shall pre-approve the audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair our auditor’s independence. Toward this end, our Audit Committee has identified certain services that will always require separate pre-approval on a case-by-case basis and has also provided for policy-based approvals by describing particular types of services that may be provided by our independent registered public accounting firm without consideration by the Audit Committee on a case-by-case basis. Unless a service is of a type that has received policy-based approval, as specifically identified in our pre-approval policy, the service will require separate approval by the Audit Committee.
Under our policy, the terms and fees for the annual financial statement audit and for the annual audit of our internal control over financial reporting always require separate approval on a case-by-case basis by the Audit Committee. The Audit Committee has granted policy-based pre-approval for other specified Audit Services, Audit-Related Services, Tax Services and All Other Services as scheduled in our pre-approval policy provided that in each case, such pre-approval is limited to $100,000 per engagement with an annual calendar-year aggregate limit on all pre-approved engagements of $500,000. All services to be provided by our independent registered public accounting firm are reviewed by the Audit Committee with the independent registered public accounting firm on a quarterly basis.
The Audit Committee may delegate pre-approval authority from time to time to one or more of its members in its discretion. Any committee member to whom pre-approval authority is delegated is required to report any pre-approval decisions to the full Audit Committee at its next meeting. The Audit Committee may not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to any member of our management.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR OUR 2019 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules
The Board is not aware of any other matter to be submitted at the Annual Meeting. If any other matter properly comes before the Annual Meeting, the persons named in the enclosed form of proxy generally will have discretionary authority to vote the shares thereby represented in accordance with their judgment.
Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2020 Annual General Meeting of Stockholders (the "2020 Annual Meeting") pursuant to Rule 14a-8 of the SEC’s rules must be received by us no later than December 12, 2019, unless the date of our 2020 Annual Meeting is more than 30 days before or after May 22, 2020, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to Secretary, Kraton Corporation, 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032.
Bylaw Requirements for Stockholder Submission of Nominations and Proposals
A stockholder recommendation for nomination of a person for election to our Board or a proposal for consideration at our 2020 Annual Meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. The item to be brought before the meeting must be a proper subject for stockholder action. Our bylaws require that the proposal or recommendation for nomination must be received by our Secretary at the above address not later than February 22, 2020, nor earlier than January 23, 2020, unless the date of our 2020 Annual Meeting is more than 30 days before or more than 60 days after May 22, 2020, the anniversary of our 2019 Annual Meeting, in which case notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. Stockholder proposals or nominations must include specified information concerning the stockholder and the proposal or nominee as provided in our bylaws.

ADDITIONAL INFORMATION

Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings including this proxy statement, in whole or in part, Compensation Committee Report and the Audit Committee Report included in this proxy statement shall not be incorporated by reference to any such filings.
Annual Report on Form 10-K
We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC, including the consolidated financial statements and schedules thereto, but not the exhibits.
Requests for copies of such report should be directed to Director of Investor Relations, Kraton Corporation, 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Copies of any exhibit to the Form 10-K will be forwarded upon receipt of a written request addressed to our Director of Investor Relations.
Important Notice Regarding Internet Availability of Proxy Materials for the 2019 Annual General Meeting of Stockholders to be held on May 22, 2019: Our proxy material relating to our 2019 Annual General Meeting of Stockholders (notice, proxy statement, proxy and 2018 Annual Report) will be available at “Investor Relations” on our website at www.kraton.com.
Delivery of Documents to Stockholders Sharing an Address
No more than one Notice of Internet Availability is being sent to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders at that address. Stockholders may request a separate copy of the Notice of Internet Availability or proxy materials by writing to The Director of Investor Relations, Kraton Corporation, 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032, or by calling Investor Relations at 281-504-4700. Requests will be responded to promptly. Stockholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of the Notice of Internet Availability may write to the above address to request a change.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE BY TELEPHONE, OVER THE INTERNET OR BY MARKING, SIGNING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD AS SOON AS POSSIBLE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

HOUSTON, TEXAS	By Order of the Board of Directors of Kraton Corporation,
/s/ JAMES L. SIMMONS
JAMES L. SIMMONS,
Senior Vice President, General Counsel and Secretary
April 11, 2019

VOTE BY INTERNET - www.proxyvote.com
KRATON CORPORATION
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

15710 JOHN F. KENNEDY BLVD.
SUITE 300
HOUSTON, TX 77032
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KRATON CORPORATION

The Board of Directors recommends you vote FOR the following	For All	Withhold All	For all Except	To withhold authority to vote for any individual
nominee(s), mark "For All Except" and write the
1. Election of Class I Directors	☐	☐	☐	number(s) of the nominee(s) on the line below.
Nominees
01) Mark A. Blinn
02) Anna C. Catalano
03) Dan F. Smith

The Board of Directors recommends you vote FOR Proposal 2:	For	Against	Abstain
2. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 3:	For	Against	Abstain
3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2019 fiscal year.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]    Date            Signature (Joint Owners)        Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

Kraton Corporation
2019 Annual General Meeting of Stockholders
The Board of Directors Solicits this Proxy
PROXY
The undersigned hereby appoints Kevin M. Fogarty, President and Chief Executive Officer of Kraton Corporation, and James L. Simmons, Senior Vice President, General Counsel and Secretary of Kraton Corporation, and each of them, acting in the absence of others, as proxies of the undersigned, with full power of substitution in the premises and with discretionary authority to each of them, to appear and vote, as designated herein, all shares of the common stock of Kraton Corporation held of record by the undersigned on March 25, 2019 at the Annual General Meeting of Stockholders scheduled to be held at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032 on May 22, 2019 at 1:00 p.m., central time, and at any and all postponements or adjournments thereof. The undersigned acknowledges receipt of the notice of and proxy statement for such annual meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

ANNEX A
NON-GAAP RECONCILIATIONS

Adjusted EBITDA and Consolidated Net Debt
We consider Adjusted EBITDA and Consolidated Net Debt to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts, and other interested parties in the evaluation of our performance and/or that of other companies in our industry, including period-to-period comparisons. In addition, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance and achievement of net debt reduction, along with other factors. Adjusted EBITDA and Consolidated Net Debt have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider any of them in isolation, or as substitutes for analysis of our results under U.S. generally accepted accounting principles (“U.S. GAAP”).

Year ended December 31,
2018
(in thousands)
Consolidated Net Debt (1)	$1,481,224
Adjusted EBITDA (2)(3)	378,043
__________________________________________________

(1)
We define consolidated net debt as total debt (including debt of Kraton Formosa Polymers Corporation ("KFPC") a 50% joint venture which we consolidate) less cash and cash equivalents. Management uses net debt to determine our outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. Management believes that using consolidated net debt is useful to investors in determining our leverage since we could choose to use cash and cash equivalents to retire debt.

(2)
The majority of our consolidated inventory is measured using the FIFO basis of accounting. As part of our pricing strategy, we measure our business performance using the estimated current replacement cost (“ECRC”) of our inventory and cost of goods sold. Our ECRC is based on our current expectation of the current cost of our significant raw material inputs. ECRC is developed monthly based on actual market-based contracted rates and spot market purchase rates that are expected to occur in the period. We then adjust the value of the significant raw material inputs and their associated impact to finished goods to the current replacement cost to arrive at an ECRC value for inventory and cost of goods sold. The result of this revaluation from the U.S. GAAP carrying value creates the spread between U.S. GAAP and ECRC. We maintain our perpetual inventory in our global enterprise resource planning system, where the carrying value of our inventory is determined. With inventory valued under U.S. GAAP and ECRC, we then have the ability to report cost of goods sold and therefore Adjusted EBITDA under both our U.S. GAAP convention and ECRC.

(3)
Adjusted EBITDA is EBITDA net of the impact of the spread between the FIFO basis of accounting and ECRC and net of the impact of items we do not consider indicative of our ongoing operating performance. EBITDA represents net income before interest, taxes, depreciation and amortization. We explain how each adjustment is derived and why we believe it is helpful and appropriate in the reconciliation below. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to the following limitations:

•	Adjusted EBITDA does not reflect the significant interest expense on our debt;

•	Adjusted EBITDA does not reflect the significant depreciation and amortization expense associated with our long-lived assets;

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure; and

•
due to volatility in raw material price, Adjusted EBITDA may, and often does, vary substantially from EBITDA, net income and other performance measures, including net income calculated in accordance with US GAAP.

Because of these and other limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Our presentation of non-GAAP financial measures and the adjustments made therein should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, and in the future we may incur expenses or charges similar to the adjustments made in the presentation of our non-GAAP financial measures. We compensate for the above limitations by relying primarily on our GAAP results and using Adjusted EBITDA and net debt only as supplemental measures.
We reconcile debt to consolidated net debt as follows:

As of December 31, 2018
(In thousands)
USD Tranche of Term Loan Facility	$362,000
Euro Tranche of Term Loan Facility	342,900
5.25% Senior Notes due 2026	331,470
7.0% Senior Notes due 2025	399,060
ABL Facility	5,000
Capital lease	1,184
Kraton debt	1,441,614
Kraton cash	79,251
Kraton net debt (non-GAAP)	1,362,363

KFPC loans(1)(2)	125,501
KFPC cash(1)	6,640
KFPC net debt(1)	118,861

Consolidated net debt (non-GAAP)	1,481,224

Effect of foreign currency on consolidated net debt	37,580
Consolidated net debt, excluding effect of foreign currency	1,518,804

(1)
This amount includes all of the indebtedness of our Kraton Formosa Polymers Corporation (KFPC) joint venture, located in Mailiao, Taiwan, which we own a 50% stake in and we consolidate within our financial statements.

(2)	KFPC executed revolving credit facilities to provide funding for working capital requirements and/or general corporate purposes. These are in addition to the 5.5 billion NTD KFPC Loan Agreement.

We reconcile consolidated net income to EBITDA, and Adjusted EBITDA as follows:

Year Ended December 31, 2018
$ in thousands
Net income attributable to Kraton (a)	$67,015
Net income attributable to noncontrolling interest	3,506
Consolidated net income	70,521
Add (deduct):
Income tax expense	3,574
Interest expense, net	93,772
Earnings of unconsolidated joint venture	(471)
Loss on extinguishment of debt	79,866
Other expense	3472
Operating income	250,734
Add:
Depreciation and amortization expenses	141,410
Other expense	(3472)
Loss on extinguishment of debt	(79,866)
Earnings of unconsolidated joint venture	471
EBITDA	309,277
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (b)	4,910
Loss on extinguishment of debt	79,866
Weather related costs (c)	13,651
KFPC startup costs (d)	897
Non-cash compensation expense	8,102
Spread between FIFO and ECRC	(38,660)
Adjusted EBITDA	$378,043

(a) Included in net income attributable to Kraton, EBITDA and Adjusted EBITDA is $8.9 million of insurance proceeds associated with our estimate of lost margin resulting from the impact of Hurricane Michael.
(b) Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges, which are recorded primarily in selling, general and administrative expenses.
(c) Related to Hurricane Michael, which is mostly recorded in cost of goods sold and $1.3 million recorded in loss on disposal of fixed assets.
(d) Startup costs related to the joint venture company, KFPC, which are recorded in selling, general and administrative expenses.